UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ORTHOFIX INTERNATIONAL N.V.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Orthofix International N.V.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

AND

PROXY STATEMENT

Meeting Date:
June 19, 2008
at 11:00 a.m. (local time)

Meeting Place:
Orthofix International N.V.
7 Abraham de Veerstraat
Curaçao, Netherlands Antilles

Dear Shareholders:

We will hold the Annual General Meeting of Shareholders (the “Annual General Meeting”) on June 19, 2008, at 11:00 a.m. (local time) at Orthofix’s offices, located at 7 Abraham de Veerstraat, Curaçao, Netherlands Antilles.

This booklet includes the notice of Annual General Meeting and the proxy statement.  The proxy statement describes the business that we will conduct at the meeting.

Your vote is important.  Please refer to the proxy card or other voting instructions included with these proxy materials for information on how to vote by proxy or in person.

Sincerely,

/s/ Alan W. Milinazzo

Alan W. Milinazzo
President and Chief Executive Officer and Director

April __, 2008

NOTICE AND PROXY STATEMENT
for Shareholders of

ORTHOFIX INTERNATIONAL N.V.
7 Abraham de Veerstraat
Curaçao, Netherlands Antilles

for

ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be held on June 19, 2008

This notice and the accompanying proxy statement are being furnished to the shareholders of Orthofix International N.V., a Netherlands Antilles corporation (“Orthofix” or the “Company”), in connection with the upcoming Annual General Meeting of Shareholders (the “Annual General Meeting”) and the related solicitation of proxies by the Board of Directors of Orthofix (the “Board of Directors” or “Board”) from holders of outstanding shares of common stock, par value $0.10 per share, of Orthofix for use at the Annual General Meeting and at any adjournment thereof.  In this notice and the accompanying proxy statement, all references to “we,” “our” and “us” refer to the Company, except as otherwise provided.

Time, Date and Place of Annual General Meeting

Notice is hereby given that the Annual General Meeting will be held on June 19, 2008 at 11:00 a.m., local time, at Orthofix’s offices, located at 7 Abraham de Veerstraat, Curaçao, Netherlands Antilles.

Purpose of the Annual General Meeting

1.           Election of Board of Directors.  Shareholders will be asked to consider, and, if thought fit, approve a resolution to elect the following persons to the Board of Directors:  James F. Gero, Peter J. Hewett, Jerry C. Benjamin, Charles W. Federico, Dr. Guy J. Jordan, Thomas J. Kester, Alan W. Milinazzo, Maria Sainz, Dr. Walter P. von Wartburg and Kenneth R. Weisshaar.  The Board of Directors recommends that shareholders vote FOR each of the foregoing nominees for director.

2.           Approval of Amendment No.1 to Amended and Restated 2004 Long-Term Incentive Plan.  Shareholders will be asked to consider, and, if thought fit, approve the Amendment No. 1 to the Amended and Restated 2004 Long-Term Incentive Plan.  The Board of Directors recommends that shareholders vote FOR the proposal to amend the Amended and Restated 2004 Long-Term Incentive Plan.

3.            Approval of Amended and Restated Orthofix International N.V. Stock Purchase Plan.  Shareholders will be asked to consider, and, if thought fit, approve the Amended and Restated Orthofix International N.V. Stock Purchase Plan.  The Board of Directors recommends that shareholders vote FOR the proposal to adopt the Amended and Restated Orthofix International N.V. Stock Purchase Plan.

4.           Amendment and Restatement of Section 8.3 of the Articles of Association.  Shareholders will be asked to consider, and, if thought fit, adopt an amendment and restatement of Section 8.3 of the Articles of Association.  Currently, the Articles of Association provide that the Board of Directors may fill vacancies created when a director resigns or is otherwise prevented from or is incapable of acting as a director.  The proposed amendment would provide that the Board of Directors also has authority to fill vacancies on the Board created if the Board increases the Board’s size by resolution.  The Board of Directors recommends that shareholders vote FOR the proposal to adopt the amendment and restatement of Section 8.3 of the Articles of Association.

5.           Approval of Financial Statements for the Year Ended December 31, 2007.  Shareholders will be asked to consider, and, if thought fit, approve the balance sheet and income statement at and for the year ended December 31, 2007.  The Board of Directors recommends that shareholders vote FOR the proposal to approve the balance sheet and income statement at and for the year ended December 31, 2007.

6.           Ratification of the Selection of Ernst & Young LLP.  Shareholders will be asked to consider, and, if thought fit, approve a resolution to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for Orthofix and its subsidiaries for the fiscal year ending December 31, 2008.  The Board of Directors recommends that shareholders vote FOR the proposal to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm.

7.           Miscellaneous.  Shareholders will be asked to transact such other business as may come before the Annual General Meeting or any adjournment thereof.

Please read a detailed description of proposals 1 through 6 stated above beginning on page 45 of the proxy statement.

Shareholders Entitled to Vote

All record holders of shares of Orthofix common stock at the close of business on April 23, 2008 have been sent this notice and will be entitled to vote at the Annual General Meeting.  Each record holder on such date is entitled to cast one vote per share of common stock.

Documents Available for Inspection

A copy of the financial statements for the year ended December 31, 2007 have been filed at the offices of Orthofix at 7 Abraham de Veerstraat, Curaçao, Netherlands Antilles and are available for inspection by shareholders until the conclusion of the Annual General Meeting.

By Order of the Board of Directors

/s/ Raymond C. Kolls

Raymond C. Kolls
Corporate Secretary

April __, 2008

Appendices:

Appendix I	Amendment No. 1 to Amended and Restated 2004 Long-Term Incentive Plan

Appendix II	Amended and Restated Orthofix International N.V. Stock Purchase Plan

Appendix III	Section 8.3 of the Articles of Association (as amended and restated by Proposal 4)

PROXY STATEMENT FOR THE ORTHOFIX INTERNATIONAL N.V.
2008 ANNUAL GENERAL MEETING OF SHAREHOLDERS

THIS PROXY STATEMENT AND THE ENCLOSED PROXY ARE BEING MAILED TO SHAREHOLDERS ON OR ABOUT MAY __, 2008.

ABOUT VOTING

Who can vote?

All record holders of shares of Orthofix common stock at the close of business on April 23, 2008 (the “Record Date”) have been sent this notice and will be entitled to vote at the Annual General Meeting.  Each record holder on such date is entitled to cast one vote per share of common stock.  As of the Record Date, there were ________ shares of Orthofix common stock outstanding.

Quorum, vote required

The presence, in person or by proxy, of the holders of fifty percent (50%) of the shares of Orthofix common stock outstanding on the Record Date is required to constitute a quorum at the Annual General Meeting.  An absolute majority of the votes cast will be required in order to approve the proposals before the Annual General Meeting, except that (i) the proposed amendment to the Articles of Association will require an absolute majority of the shares of common stock outstanding for approval and (ii) the directors shall be elected by a plurality of the votes cast.  Abstentions and “broker non-votes” are counted as shares that are present and entitled to vote on the proposals for purposes of determining the presence of a quorum, but abstentions and broker non-votes will not have any effect on the outcome of voting on the proposals, except for the proposed amendment to the Articles of Association, for which abstentions and “broker non-votes” will have the effect of a vote against such proposal.  A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Proxies

This proxy statement is being furnished to holders of shares of Orthofix common stock in connection with the solicitation of proxies by and on behalf of the Board of Directors for use at the Annual General Meeting.

All shares of Orthofix common stock that are represented at the Annual General Meeting by properly executed proxies received prior to or at the Annual General Meeting and which are not validly revoked, will be voted at the Annual General Meeting in accordance with the instructions indicated on such proxies.  If no instructions are indicated on a properly executed proxy, such proxy will be voted in favor of each of the proposals.  The Board of Directors does not know of any other matters that are to be presented for consideration at the Annual General Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted.  Proxies may be revoked by (1) filing with Orthofix, at or before the taking of the vote at the Annual General Meeting, a written notice of revocation bearing a later date than the proxy, or (2) duly executing a subsequent proxy relating to the same shares of Orthofix common stock and delivering it to Orthofix before the Annual General Meeting.  Attending the Annual General Meeting will not in and of itself constitute the revocation of a proxy.  Any written notice of revocation or subsequent proxy should be sent so as to be delivered to:  Orthofix International N.V., 7 Abraham de Veerstraat, Curaçao, Netherlands Antilles, at or before the taking of the vote at the Annual General Meeting.

Voting is confidential

We maintain a policy of keeping all the proxies, ballots and voting tabulations confidential.

The costs of soliciting these proxies and who will pay them

We will pay all the costs of soliciting these proxies.  Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, fax or other electronic means of communication, or in person.  We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Georgeson Inc. is assisting us with the solicitation of proxies for a fee of $7,000 plus out-of-pocket expenses.

Obtaining an Annual Report on Form 10-K

We have filed our Annual Report on Form 10-K for the year ended December 31, 2007 with the U.S. Securities and Exchange Commission (the “SEC”).  Our Form 10-K is included in our Annual Report that we are sending you with this proxy statement.  Our Form 10-K is also available on our website at www.orthofix.com.  If you would like to receive a separate copy of our Form 10-K, we will send you one without charge.  Please write to:

Investor Relations
Orthofix International N.V.
10115 Kincey Ave., Suite 250
Huntersville, NC 28078
Attention: Mr. Dan Yarbrough

You may also contact Mr. Dan Yarbrough at (704) 948-2600 or at danyarbrough@orthofix.com.

The voting results

We will publish the voting results from the Annual General Meeting in our Form 10-Q for the second quarter of 2008, which we currently expect to file with the SEC in August 2008.  You will also be able to find the Form 10-Q on our website at www.orthofix.com.

Whom to call if you have any questions

If you have any questions about the Annual General Meeting, voting or your ownership of Orthofix common stock, please contact Thomas Hein, Chief Financial Officer, at (704) 948-2600 or at tomhein@orthofix.com or Raymond C. Kolls, Senior Vice President, General Counsel and Corporate Secretary, at (704) 948-2600 or at raykolls@orthofix.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDERS

Who are the principal owners of Orthofix common stock?

The following table shows each person, or group of affiliated persons, who beneficially owned, directly or indirectly, at least 5% of Orthofix common stock as of the record date. Our information is based on reports filed with the SEC by each of the firms or individuals listed in the table below. You may obtain these reports from the SEC.

The Percent of Class figures for the common stock are based on shares of our common stock outstanding as of the record date. Except as otherwise indicated, each shareholder has sole voting and dispositive power with respect to the shares indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Columbia Wanger Asset Management, L.P. 227 West Monroe Street, Suite 3000 Chicago, IL 60606	1,851,360* (1)	10.8%*

FMR Corp 82 Devonshire Street Boston, MA 02109	1,659,290* (2)	9.7%*

Paradigm Capital Management, Inc Nine Elk Street Albany, NY 12207	926,450* (3)	5.4%*

Porter Orlin LLC 666 5th Avenue, 34th Floor New York, NY 10103	899,209* (4)	5.3%*

*  Definitive proxy statement will provide updated information as of the record date.

(1)
Information obtained from Schedule 13G/A filed with the SEC by Columbia Wanger Asset Management, L.P. (“Columbia Wanger”) on January 8, 2008. The Schedule 13G/A discloses that, of these shares, Columbia Wanger has sole power to vote or direct the vote of 1,661,360 shares, shared power to vote or direct the vote of 190,000 shares and sole power to dispose or to direct the disposition of 1,851,360 shares.

(2)
Information obtained from Schedule 13G/A filed with the SEC by FMR Corp. (“FMR”) on February 14, 2008. The Schedule 13G/A discloses that, of these shares, FMR has sole power to vote or direct the vote of 278,490 shares and sole power to dispose or to direct the disposition of 1,659,290 shares.

(3)
Information obtained from Schedule 13G/A filed with the SEC by Paradigm Capital Management, Inc. (“Paradigm”) on February 14, 2008. The Schedule 13G/A discloses that Paradigm has sole power to vote or direct the vote of, and sole power to dispose or to direct the disposition of, all of these shares.

(4)
Information obtained from Schedule 13G filed with the SEC by Porter Orlin LLC. (“Porter Orlin”) on March 4, 2008. The Schedule 13G discloses that Porter Orlin has shared power to vote or direct the vote of, and shared power to dispose or to direct the disposition of, all of these shares.

Common stock owned by Orthofix’s directors and executive officers

The following table sets forth the beneficial ownership of our common stock, including stock options currently exercisable and exercisable within 60 days, as of April 23, 2008, the record date, by each director, each nominee for director, each executive officer listed in the Summary Compensation Table and all directors and executive officers as a group.  The percent of class figure is based on                 shares of our common stock outstanding as of April 23, 2008.  All directors and executive officers as a group beneficially owned                  shares of Orthofix common stock as of such date.  Unless otherwise indicated, the beneficial owners exercise sole voting and/or investment power over their shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class

Bradley R. Mason	186,774	(1) **	1.1% **

James F. Gero	123,972	(2) **	* **

Alan W. Milinazzo	119,867	(3) **	* **

Thomas M. Hein	109,641	(4) **	* **

Jerry C. Benjamin	94,282	(5) **	* **

Peter J. Hewett	60,800	(6) **	* **

Dr. Walter P. von Wartburg	25,000	(7) **	* **

Thomas J. Kester	21,000	(8) **	* **

Kenneth R. Weisshaar	19,500	(9) **	* **

Dr. Guy J. Jordan	19,000	(10) **	* **

Michael M. Finegan	16,667	(11) **	* **

Oliver Burckhardt	10,000	(12) **	* **

Charles W. Federico	6,225	(13) **	* **

Maria Sainz	–	**	* **

Timothy M. Adams (14)	–	**	* **

All directors, nominees for director and executive officers as a group (17 persons)	875,962	**	5.0% **

*	Represents less than one percent.
**	Definitive proxy statement will provide updated information as of the record date.

(1)
Reflects 2,506 shares owned directly, 78,080 shares owned indirectly and 107,001 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the record date.

(2)	Reflects 87,504 shares owned directly and 38,400 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the record date.
(3)	Reflects 13,200 shares owned indirectly and 106,667 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the record date.
(4)	Reflects 3,900 shares owned directly and 106,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the record date.
(5)	Reflects 69,282 shares owned directly and 25,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the record date.
(6)	Reflects 59,800 shares owned directly and 1,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the record date.
(7)	Reflects 25,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the record date.
(8)	Reflects 2,000 shares owned directly and 19,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the record date.
(9)	Reflects 500 shares owned directly and 19,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the record date.
(10)	Reflects 19,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the record date.
(11)	Reflects 16,667 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the record date.
(12)	Reflects 10,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the record date.
(13)	Reflects 4,325 shares owned directly, 900 shares owned indirectly and 1,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the record date.
(14)	This executive officer ceased employment with Orthofix as of April 30, 2008 and he is not reflected in the line entitled “All directors, nominees for director and executive officers as a group.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and holders of more than 10% of our common stock (collectively, the “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock.  Such persons are required by regulations of the SEC to furnish us with copies of all such filings.  Based on our review of the these reports from the Reporting Persons, we believe that during the fiscal year ended December 31, 2007 all Section 16(a) filing requirements applicable to the Reporting Persons were complied with, except that one Form 3 for Mr. Dodson, one Form 4 with respect to one transaction each for each of Messrs. Burckhardt, Federico, Kester, Weisshaar and Benjamin, Dr. Jordan and Dr. von Wartburg, two Forms 4 with respect to one transaction each of Mr. Hewett, and one Form 4 with respect to two transactions of Mr. Gaines-Cooper, were filed late.

INFORMATION ABOUT DIRECTORS

The Board of Directors and Committees of the Board

The Board of Directors currently has nine members.  The Board has resolved to increase the size of the Board from nine to ten effective at the Annual General Meeting.  The directors are elected at each Annual General Meeting by a plurality of the votes cast, in person or by proxy by the shareholders.  Directors are elected for one-year terms.  Because we are required by Netherlands Antilles law to hold the Annual General Meeting in the Netherlands Antilles, we do not have a policy regarding director attendance at the Annual General Meeting of Shareholders.  No directors were present at our 2007 Annual General Meeting of Shareholders.  Our Articles of Association currently provide that the Board shall consist of not less than six and no more than fifteen directors, the exact number to be determined by resolution of the Board.

Our Board usually meets four times per year in regularly scheduled meetings, but will meet more often if necessary.  The Board met six times during 2007 (four of which meetings were two-day in-person meetings).  The Board has three standing committees:  the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.  Each Director attended more than 75% of the aggregate of all meetings of the Board of Directors and the Committees on which he served during 2007.

Of the ten directors standing for election at the Annual General Meeting, the Board has determined that Messrs. Benjamin, Kester and Weisshaar, Ms. Sainz, Dr. Jordan and Dr. von Wartburg are independent under the current listing standards of the Nasdaq Global Select Market and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.  A list of our current directors who will serve beyond the meeting and background information for each of them, together with information regarding our new director nominee, Ms. Sainz, is presented in the section “Proposal 1:  Election of Directors,” beginning on page 45.

The Audit Committee

Our Audit Committee is a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.  The Audit Committee is responsible for the appointment, compensation and oversight of our independent registered public accounting firm, approving the scope of the annual audit by the independent registered public accounting firm, reviewing audit findings and accounting policies, assessing the adequacy of internal controls and risk management and reviewing and approving Orthofix’s financial disclosures.  The committee also meets privately, outside the presence of Orthofix management, with our independent registered public accounting firm.  The Audit Committee’s Report for 2007 is printed below at page 63.

The Board has adopted a written charter for the Audit Committee, a copy of which is available for review on our website at www.orthofix.com.

The Audit Committee met fourteen times during 2007.

Messrs. Benjamin, Kester and Weisshaar currently serve as members of the Audit Committee.  Mr. Benjamin serves as Chairman of the committee.  Under the current rules of the Nasdaq Global Select Market and pursuant to Rule 10A-3 of Schedule 14A under the Securities Exchange Act of 1934, as amended, all of the members of the Audit Committee are independent.  Our Board of Directors has determined that Messrs. Benjamin, Kester and Weisshaar are “audit committee financial experts” as that term is defined in Item 401(h) of Regulation S-K.

The Compensation Committee

The Compensation Committee is responsible for establishing compensation policies and determining, approving and overseeing the total compensation packages for our executive officers and other key employees, including all elements of compensation.

The Compensation Committee administers our Amended and Restated 2004 Long-Term Incentive Plan (the “2004 LTIP”), the primary equity incentive plan under which we make equity-related awards, and the Orthofix Inc. Employee Stock Purchase Plan (the “ESPP”), an equity plan under which most of our employees are eligible to purchase Company stock.  The Compensation Committee also administers prior plans that continue to have outstanding awards, but under which we no longer grant awards.  The Compensation Committee has sole authority with respect to awards under the 2004 LTIP and oversees the ESPP and remaining awards under prior plans.  See “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives” for information on these plans.

The Compensation Committee met ten times during 2007.

The Board has adopted a written charter for the Compensation Committee, a copy of which is available for review on our website at www.orthofix.com.

Mr. Kester, Dr. Jordan and Dr. von Wartburg currently serve as members of the Compensation Committee.  From January 1, 2007 until June 20, 2007, the Compensation Committee of the Board consisted of four members, Mr. Kester, Dr. Jordan, Mr. Widensohler and Dr. von Wartburg.  On June 20, 2007, Mr. Widensohler ceased serving as a member of the Compensation Committee when he departed the Company’s Board of Directors.  All persons who served on the Compensation Committee in 2007 satisfied, and all persons currently serving on the Compensation Committee satisfy, the qualification standards of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and Section 16 of the Exchange Act.  All members are non-employee, non-affiliated, outside directors and they are considered independent under the current rules of the Nasdaq Global Select Market and the SEC.  Mr. Kester serves as Chairman of the Compensation Committee.

No interlocking relationship, as defined in the Exchange Act, exists between the Board or Committee and the board of directors or compensation committee of any other entity.

The Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in identifying qualified individuals to become Board members, recommends to the Board nominees for election at each annual general meeting of shareholders, develops and recommends to the Board the Company’s corporate governance principles and guidelines, and evaluates potential candidates for executive positions as appropriate.  The Nominating and Governance Committee is also responsible for periodically reviewing plans regarding succession of senior management.

The Nominating and Governance Committee met five times in 2007.

The Board has adopted a written charter for the Nominating and Governance Committee, a copy of which is available for review on our website at www.orthofix.com.

Messrs. Benjamin, Weisshaar and Dr. Jordan currently serve as members of the Nominating and Governance Committee.  Dr. Jordan serves as Chairman of the committee.  All members are independent under the current rules of the Nasdaq Global Select Market and the SEC.

Code of Ethics

We have adopted a code of ethics to comply with the rules of the SEC and the Nasdaq Global Select Market.  Our Code of Conduct and Ethics applies to our directors, officers and employees worldwide, including our Chief Executive Officer and Chief Financial Officer.  A copy of our Code of Conduct and Ethics is available for review on our website at www.orthofix.com.

Shareholder Communication with the Board of Directors

To facilitate the ability of shareholders to communicate with the Board of Directors, we have established an electronic mailing address and a physical mailing address to which communications may be sent: boardofdirectors@orthofix.com, or The Board of Directors, c/o Mr. James F. Gero, Chairman of the Board of Directors, Orthofix International N.V., 10115 Kincey Avenue, Suite 250, Huntersville, NC 28078.

Mr. Gero reviews all correspondence addressed to the Board of Directors and presents to the Board a summary of all such correspondence and forwards to the Board or individual directors, as the case may be, copies of all correspondence that, in the opinion of Mr. Gero, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention.  Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our shareholders.  Directors may at any time review the log of all correspondence received by Orthofix that is addressed to members of the Board and request copies of any such correspondence.

Nomination of Directors

As provided in its charter, the Nominating and Governance Committee identifies and recommends to the Board nominees for election or re-election to the Board and will consider nominations submitted by shareholders.  The Nominating and Governance Committee Charter is available for review on our website at www.orthofix.com.

The Nominating and Governance Committee seeks to create a Board of Directors that is strong in its collective diversity of skills and experience with respect to finance, leadership, business operations, technologies and industry knowledge.  The Nominating and Governance Committee reviews with the Board, on an annual basis, the current composition of the Board in light of the characteristics of independence, skills, experience and availability of service to Orthofix of its members and of anticipated needs.  If necessary, we will retain a third party to assist us in identifying or evaluating any potential nominees for director.  When the Nominating and Governance Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the needs of the Board at that time given the then current mix of director attributes.

Generally, in nominating director candidates, the Nominating and Governance Committee strives to nominate directors that exhibit high standards of ethics, integrity, commitment and accountability.  In addition, all nominations attempt to ensure that the Board shall encompass a range of talent, skills and expertise sufficient to provide sound guidance with respect to our operations and activities.

Under our Corporate Governance Guidelines, directors must inform the Chairman of the Board and the Chairman of the Nominating and Governance Committee in advance of accepting an invitation to serve on another company’s board of directors.  In addition, no director may sit on the board of directors of, or beneficially own a significant financial interest in, any business that is a material competitor of Orthofix.  The Nominating and Governance Committee reviews any applicable facts and circumstances relating to any such potential conflict of interest and determines in its reasonable discretion whether a conflict exists.

To recommend a nominee, a shareholder shall give notice to the Board, at our registered address c/o Dr. Guy J. Jordan, Chairman of the Nominating and Governance Committee, Orthofix International N.V., 10115 Kincey Avenue, Suite 250, Huntersville, NC 28078.  This notice should include the candidate’s brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above and the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected.  The notice must be given not later than 180 days before the first anniversary of the last Annual General Meeting of Shareholders.  Once we receive the recommendation, we will contact the candidate and request that he or she provide us with additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated.  Candidates must respond to our inquiries within the time frame provided in order to be considered for nomination by the Nominating and Governance Committee.

The Nominating and Governance Committee has not received any nominations for director from shareholders for the 2008 Annual General Meeting of Shareholders.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Procedures for Approval of Related Person Transactions

The Company’s policies and procedures for the review, approval or ratification of related-party transactions are set forth in our Code of Conduct and Ethics.  Our policy is that the Audit Committee will review and approve all related party transactions that meet the minimum threshold for disclosure under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Transactions involving Charles W. Federico

On January 10, 2002, we entered into a full-recourse loan with Charles W. Federico (former Chief Executive Officer of Orthofix Inc. and a current director of the Company). The loan had a principal amount of $145,200 and was entered into to assist Mr. Federico in purchasing shares of OrthoRx Inc. common stock, a company in which we currently hold a minority interest.  The loan had an annual interest rate of 3.97%, compounded annually, and matured on the earlier of (1) January 10, 2007 and (2) the date Mr. Federico ceased to be our employee, officer or director.  No principal or interest payments were due prior to the maturity date, and after such date, the loan bore an interest rate of 18% if not paid in full at such time.  The loan was secured by a stock pledge agreement covering all shares of OrthoRx Inc. common stock owned by Mr. Federico.

In January 2007, we entered into a settlement agreement with Mr. Federico with respect to disputes between Orthofix and him regarding his shares of OrthoRx Inc. and the outstanding obligations under the loan and related stock pledge agreement.  Under the settlement agreement and in full satisfaction of any and all amounts and obligations under the loan and stock pledge agreement, as well as in settlement of any disputes between the parties, Mr. Federico (1) tendered all shares of OrthoRx Inc. held by him to Orthofix, (2) paid $40,000 to Orthofix and (3) entered into various releases with Orthofix.

Gregory Federico, son of Mr. Federico, a director and former Orthofix Group President and Chief Executive Officer, is the owner of OrthoPro, Inc. (“OrthoPro”), which acts as an independent third-party distributor for Breg.  In 2007, Breg paid commissions to OrthoPro of approximately $500,000.  The OrthoPro distributor relationship with Breg predates Orthofix’s acquisition of Breg in December of 2003 and commissions paid to OrthoPro are at a rate that the Company considers to be generally accepted in the industry.

Matthew Federico, son of Mr. Federico, is employed by Breg was paid approximately $88,000 by Breg during 2007.

Transactions involving Robert Gaines-Cooper

Robert Gaines-Cooper was a member of the Company’s Board of Directors until December 2006 and is a significant shareholder of the Company.

On March 17, 2008, our Breg division sold its pain care product assets to LMA North America, a Delaware corporation and LMA Medical & Innovations Limited, an entity organized under the laws of the Republic of Seychelles.  These entities are subsidiaries of LMA International N.V., a Netherlands Antilles company.  LMA paid approximately $6.0 million to Breg at closing and agreed to an additional $1 million future payment that is contingent upon sales levels being maintained post-closing.  Mr. Gaines-Cooper is Chairman of LMA International N.V.

The Company also has commercial relationships with several entities that the Company understands are wholly or partially owned by LMA.  In some cases, Mr. Gaines-Cooper may have a direct or indirect equity interest in such entities.  For example, two of the Company’s subsidiaries have product distribution agreements with LMA-controlled entities, and in 2007 paid a total of $6.2 million to purchase LMA product pursuant to these distributions agreements.  An additional subsidiary of the Company regularly purchases impads and calf pads from an entity that the Company understands that LMA and/or Mr. Gaines-Cooper has a significant equity interest in.  In 2007, these purchases totaled $4.7 million.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the members of management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

The Compensation Committee

Thomas J. Kester, Chairman
Dr. Guy J. Jordan
Dr. Walter P. von Wartburg

Compensation Discussion and Analysis

Overview

Our Compensation Committee, or the Committee, discharges the responsibilities of the Board relating to all compensation of the Company’s executive officers, including equity-based compensation.  The Committee is responsible for establishing and evaluating compensation policies and determining, approving and evaluating employee compensation, including the total compensation packages for our executive officers and other key employees and compensation under the Company’s equity incentive plans and other Company compensation policies and programs.  The Committee specifically considers and approves the compensation for the Chief Executive Officer and other named executive officers.  It is also responsible for making recommendations to the Board regarding the compensation of directors.  The Committee relies on some senior executive officers to make recommendations on certain aspects of compensation as discussed below.  The Committee acts under a written charter adopted by the Board.  The Committee reviews its charter annually and recommends any changes to the Board.  The Committee did not amend its charter in 2007.  The charter is available on our website at www.orthofix.com.  Since June 20, 2007, the Committee has consisted of Mr. Kester, Dr. Jordan and Dr. von Wartburg.  Prior to that time, from January 1, 2007 until June 20, 2007, the Committee also included Mr. Stefan Widensohler.  Mr. Widensohler ceased serving as a member of the Committee when he departed the Company’s Board of Directors.  During 2007, each member of the Committee was an independent, non-employee, non-affiliated, outside director while he served on the Committee.  Mr. Kester serves as Chairman of the Committee.  The Committee furnished its report provided above.

Throughout this proxy statement, the individuals serving as our principal executive officer (“Chief Executive Officer”), our principal financial officer (“Chief Financial Officer”) during the last completed fiscal year and our three other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year, are referred collectively as the “named executive officers.”

Role of Executive Officers

At the Committee’s request, from time to time certain of our senior management presents compensation-related initiatives to the Committee.  For instance, while the Committee approves all elements of compensation for executive officers, the Committee requests on an annual basis that the Chief Financial Officer aid the Committee in fulfilling its duties by facilitating the gathering of information relating to potential bonus guidelines and goals under our annual incentive program as well as possible stock option or restricted stock grants.  The Chief Financial Officer’s recommendations are prepared in accordance with the market-based compensation guidelines developed by the Committee’s outside compensation consultant, Towers Perrin, and approved by the Committee.  This information is presented to the Chief Executive Officer, who considers the information (other than with respect to his compensation) and makes separate recommendations to the Committee with respect to salary and any increases in salary for the named executive officers.  The Committee then reviews the recommendations.  The Chief Executive Officer is also actively involved in compensation discussions with respect to other executive officers.   The Chief Executive Officer and Chief Financial Officer attend meetings of the Committee in such roles from time to time.  In addition, Raymond C. Kolls regularly attends meetings of the Committee in his role as Secretary to the Committee and, when requested by the Committee, as General Counsel.  To the extent required or advisable, these executive officers are excluded from any Committee discussions or votes regarding their compensation.

Compensation Consultant

The Committee has the authority under its charter to retain, at the Company’s expense, outside compensation consultants to assist in evaluating compensation.  The Committee also has the authority to terminate those engagements.  In accordance with this authority and to aid the Committee in fulfilling its duties, the Committee has engaged Towers Perrin since 2006 as its outside compensation consultant.

In its role as compensation consultant, Towers Perrin has worked with the Committee to develop our executive and director compensation philosophy, and Towers Perrin periodically conducts reviews and updates of our executive officer and director compensation programs and long-term incentive practices at the request of the Committee.  For instance, at the Committee’s request, in 2006 and again in 2008, Towers Perrin conducted an assessment of our top five executive compensation levels as compared to the competitive market to determine whether they remain consistent with our compensation philosophy discussed below.  In connection with this assessment, each time, Towers Perrin made comparisons to our then-current peer group and considered the compensation, rights and benefits of executive officers of those peer group companies based upon publicly-available disclosure regarding the compensation arrangements at those companies.  Towers Perrin also compared our long-term incentive grant guidelines for all equity-eligible employees and directors to the competitive market to enable the Committee to determine if current equity grant levels are aligned with our compensation philosophy.  As part of this process and at the request of the Committee, Towers Perrin also conducted a competitive market analysis of outside director pay practices and levels such that the Committee could determine if our current outside director compensation program was aligned with the competitive market.

In order to perform their tasks as requested by the Committee, certain of our senior management has shared access to much of the information compiled and provided to the Committee by the consultant.  In addition, the Company’s management engages Towers Perrin on an ad hoc, limited basis in connection with certain human resources-related projects.  In 2007 and 2008, the Company’s management engaged Towers Perrin to assist it with conducting an analysis of the impact of certain amendments to the 2004 LTIP.  In addition, Towers Perrin also assisted management with creating specific retention model recommendations (including with respect to its proposed divestiture of its orthopedic business) and preparing communication materials to send to the Company’s employees regarding its initial grants of restricted stock under the 2004 LTIP.

Executive Compensation Philosophy

The Committee guides itself in large part by our executive compensation philosophy.  This philosophy reflects a “pay-for-performance” outlook in consideration of our growth (whether internal or as a result of acquisitions) and our objectives of attracting, retaining and motivating executive officers and other key employees while increasing shareholder value.  We must attract the right mix of executive officers, including from businesses larger than ours, for us to grow successfully.  At the same time, we must retain employees in order to motivate them to help us achieve our goals, especially as we grow.  Finally, we must consider all these elements in the context of our ultimate objective of enhancing the value of the Company for our shareholders.

Under this philosophy, the Committee’s goal is to fairly compensate executive officers with an emphasis on providing incentives that balance the promotion of both our short- and long-term objectives.  As described in more detail below, achievement of short-term objectives is rewarded through base salary and cash bonuses, while grants of stock options encourage executive officers to focus on our long-term goals.  The Committee may choose to materially increase or decrease compensation based on performance and the achievement of the above objectives.  While we have grown in the last few years, these core components remain the basis for our executive compensation philosophy as we continue to grow.

Benchmarking

During fiscal year 2007, decisions related to executive compensation program design and pay levels were informed, in part, by the practices and pay levels of comparable peer organizations.  The executive compensation comparator peer group utilized by the Company during fiscal year 2007 included the following organizations:

•	Arrow International, Inc.	•	Integra LifeSciences Holding Corporation

•	CONMED Corporation	•	Kyphon, Inc.

•	Cooper Companies, Inc.	•	Resmed, Inc.

•	Datascope Corporation	•	Respironics, Inc.

•	DJO Incorporated	•	VIASYS Healthcare, Inc.

•	Edwards Lifesciences Corporation	•	Vital Signs, Inc.

•	Encore Medical Corporation	•	Wright Medical Group, Inc.

•	Haemonetics Corporation

From time to time, based upon changes both within Orthofix and within the marketplace, it is appropriate for the Committee to review the peer group and realign it, as needed, to ensure that it continues to contain organizations that are of the appropriate size and complexity for the purposes of executive compensation benchmarking.

In early 2008, the Committee engaged Towers Perrin to conduct an executive compensation analysis that provided summarized data on market competitive levels of base salary, annual incentive opportunities and long-term incentive grants.  This analysis updated competitive market data developed in 2006 and also provided benchmark information on compensation practices such as the prevalence of types of compensation plans and the proportion of the types of pay components as part of the total compensation package for executive officers of similarly situated companies.  Other publicly available information and input from Towers Perrin on other factors, such as recent market trends, supplemented this information.  In conducting this benchmarking, Towers Perrin utilized a selection of peer companies, which was reviewed by the Committee to ensure that it represented organizations of the appropriate size and complexity based upon key financial factors such as annual gross revenues, shareholder return and market capitalization.  In January 2008, the Committee approved the peer group below containing sixteen medical technology and device manufacturers and distributors, some of which we compete against for executive talent.

•	Advanced Medical Optics, Inc.	•	Invacare Corporation

•	Arrow International, Inc.	•	Kinetic Concepts, Inc.

•	ArthroCare Corporation	•	Millipore Corporation

•	CONMED Corporation	•	NuVasive, Inc.

•	Cooper Companies, Inc.	•	Pediatrix Medical Group, Inc.

•	Edwards Lifesciences Corporation	•	Resmed, Inc.

•	Haemonetics Corporation	•	Respironics, Inc.

•	Integra LifeSciences Holding Corporation	•	STERIS Corporation

Advanced Medical Optics, Inc., ArthroCare Corporation, Invacare Corporation, Kinetic Concepts, Inc., Millpore Corporation, NuVasive, Inc., Pediatrix Medical Group and STERIS Corporation have been added to the peer group since the last fiscal year to replace the companies that are no longer part of the peer group.  Based on the Compensation Committee’s review of the peer group, Datascope Corporation, DJO Incorporated, Encore Medical Corporation, Kyphon, Inc., VIASYS Healthcare, Inc., Vital Signs, Inc. and Wright Medical Group, Inc. were removed from the peer group since the last fiscal year, as some of those companies are no longer comparable to the Company or have been acquired and are no longer in existence.

This peer group was updated from the prior group based on our current size and anticipated growth.  While the updated peer group includes some companies with larger revenues and greater market capitalization than that of Orthofix, using the updated peer group as our benchmark gives us a more appropriate mix of companies and enables the Company to more closely benchmark the total compensation packages of our named executive officers with the types of companies with which the Company typically competes and with the market capitalization of companies to which the Company expects to be comparable in the next few years under the Company’s growth strategies.  We believe this approach enables the Company to attract and retain appropriate executive talent.

Elements of Executive Compensation

Overview

Our compensation program for executive officers and other key employees consists of three primary elements:

•	annual salary;

•	performance-based incentives in the form of annual cash bonuses; and

•	long-term equity-based incentives, generally in the form of stock options granted under the 2004 LTIP.

The Committee determines annually what portion of an executive officer’s compensation should be in the form of salary, potential annual performance-based cash bonuses and stock option-based compensation.  The Committee believes an appropriate mix of these elements, commensurate with our compensation philosophy, will ensure that our compensation objectives are achieved.  See “Executive Compensation Philosophy” below for more information on the Committee’s guidelines for each element of executive compensation. As part of its decision making process, the Committee reviews tally sheets setting forth all components of the compensation and benefits received by our named executive officers.  These tally sheets include a specific review of dollar amounts for salary, bonus, perquisites and long-term incentive compensation in the form of stock options.

With respect to incentive compensation, the (i) setting of performance goals for the attainment of cash bonuses and the determination of awards thereunder and (ii) determination of the number and type of annual equity-based compensation awards are typically done at different times during the year.  The Committee believes that the separation of the timing of these grants and awards provides for increased incentives for the recipients.  These incentives are based on financial objectives that are important to the Company, including income attainment and sales attainment.  To a lesser extent, individual performance is also taken into account.  The consideration of individual performance enables the Committee to differentiate among executive officers and emphasize the link between personal performance and compensation.  We do not currently provide stock appreciation rights or other incentive compensation, but in 2007 we began granting restricted stock to non-executive officers only, in addition to or in lieu of stock option grants.  Under the 2004 LTIP, the Company may grant restricted stock to named executive officers and other key employees in the future.

Certain non-employee directors and executive officers are eligible to participate in the Orthofix Deferred Compensation Plan, whereby such eligible participants may elect to defer a portion of their earnings each year.  We also provide our executive officers and directors with certain limited perquisites discussed below.

Executive Compensation Philosophy

Our “pay-for-performance” philosophy is based upon the following executive compensation philosophy.  This philosophy takes into account the results of our benchmarking surveys and assumes that the Company meets or exceeds its performance goals.  This compensation philosophy emphasizes pay at risk through awards made under the cash-based annual incentive plan as well as grants made under the long-term equity compensation program.

2007

Based upon competitive benchmarking completed in 2006, the Committee concluded that our 2007 top five executive cash compensation levels were generally aligned with our compensation philosophy set forth below, but the expected value of annual equity grants was less competitive as compared to our philosophy.

Pay Element	Market Position	Rationale

Annual Salary	50th Percentile	“Competitive” annual salary.

Total Cash Goal (1)	Up to 75th Percentile	Opportunity for greater than “competitive” cash compensation if performance exceeds expectations.

Long-Term Incentive Grants	50th Percentile	Reward performance, retain key employees and provide alignment with shareholder interests while thoughtfully managing share utilization/dilution.

Total Direct Compensation Goal (2)	60th Percentile +
Align long-term incentive plus total cash with shareholder interest and reward long-term performance.  The combination of 75th percentile total cash goal and 50th percentile long-term incentive grants results in approximately 60th percentile total direct compensation.

_______________
(1)	Total cash compensation equals annual salary plus annual cash incentives.
(2)	Total direct compensation equals total cash plus annualized expected value of long-term incentives.

In addition, in 2006 Towers Perrin conducted a competitive market analysis to determine competitive compensation levels for our directors.  As a result of this analysis, it was determined that our equity-based compensation to our directors was below our peer group based upon our compensation philosophy for outside director compensation levels, which is targeted at the market median of our peer group.  Based on this finding, the Board recommended an increase in director stock option grants, which was approved by our shareholders in June 2007.

2008

In March 2008, the Committee approved the following executive compensation philosophy, which is based upon the 2008 peer group outlined previously.  Consistent with the 2007 compensation philosophy, the 2008 compensation philosophy emphasizes pay at risk through an appropriate mix of pay at risk through awards made under the cash-based annual incentive plan as well as grants made under the long-term equity compensation program as outlined above.

Pay Element	Market Position	Rationale

Base Salary	50th Percentile	“Competitive” annual salary.

Total Cash Goal (1)	50th Percentile (2)
Target incentive opportunity aligned with market 50th percentile to be “competitive.”  Opportunity for greater than “competitive” cash compensation only if individual and company performance exceeds target goals.

Long-Term Incentive Grants	The annual long-term equity incentive grant program is designed to align senior management with shareholders while being fair and competitive (3)
Consider market competitive expected value delivered annually, as well as reward individual and company performance, retain key employees and provide alignment with shareholder interests while thoughtfully managing share utilization/dilution.

Total Direct Compensation Goal (4)	50th Percentile	Align long-term incentive plus total cash with shareholder interests and reward individual and company long-term performance.
_______________
(1)           Total cash compensation equals annual salary plus annual cash incentives.
(2)           Actual award levels will vary within a set range developed around a target based upon company and individual performance goals.
(3)           As noted below, the equity grants may be higher or lower than the market 50th percentile based upon a variety of factors.
(4)           Total direct compensation equals total cash plus annualized expected value of long-term incentives.

Our target percentiles are guidelines.  The annual salary, bonus and equity awards may be higher or lower than the 50th percentile for certain individuals based upon company and individual performance, competitive market practices, shareholder alignment, availability of shares for equity grants and the need for executive retention.  The Committee also departs from the target percentiles for other purposes based upon particular facts and circumstances that apply to an individual, entity or a division at the time, including adjustments due to market conditions, the promotion of employees and other factors.  In doing so, the Committee may look to similar situations for executive officers in the past.

Annual Salary

The Committee makes annual determinations with respect to the salaries of executive officers.  In making these decisions, the Committee considers each executive officer’s performance, the market compensation levels for comparable positions within and outside our peer group, performance goals and objectives and other relevant information, including recommendations of the Chief Executive Officer.

Performance-Based Incentives

Annual Incentive Program

The Committee believes that a significant portion of the compensation for each executive officer should be in the form of annual performance-based cash bonuses.  Short-term incentives, like our annual incentive program, tie executive compensation to our immediate financial performance as well as, to a certain extent, individual performance.  Each executive officer generally participates in our annual incentive program as it is our primary means of providing for an annual cash bonus.

The annual incentive program is based on goals determined by the Committee.  Under our program, at the outset of each year the Committee establishes target performance goals and a range of performance around the target performance goals for which a bonus would be paid as described below.  We set the performance goals with the intent that it will be challenging for a participant to receive 100% of his potential bonus amount.  However, based on the goals set, an executive officer can earn from 0% of this targeted bonus to 150% of his targeted bonus based upon actual performance measured against the range of established performance goals.  Varying bonuses are paid for the attainment of specified goals within that range.  For named executive officers the maximum bonus is a percentage of that person’s salary.  See “Agreements with Named Executive Officers” below for more information on the amount of each named executive officer’s eligible bonus.

We establish separate performance goals for each of Orthofix International N.V., Orthofix Inc., Breg, Inc., Blackstone Medical, Inc. and our international division based on a matrix of performance goals as set forth below.  In 2007, the Chief Financial Officer was responsible for overseeing the process of determining proposed goals for Orthofix International N.V., Orthofix Inc. and Breg, Inc.  The proposed goals for Blackstone Medical, Inc. and our international division were supervised in 2007 by the President of Blackstone Medical, Inc. and the international division head, respectively.  As a result, executive officers within or among any of our divisions may be treated differently according to the applicable objectives specific to them.   For 2008, the Chief Financial Officer is responsible for overseeing the process of determining proposed goals for the Company and each of its divisions and subsidiaries.

The proposed goals and related matrix are then provided to the Committee for review and approval.  Typically, the goals are set in February for the current year and payments are made the following March for the previous fiscal year.  Goals for 2008 were set in April of this year following approval of updates to our annual incentive plan.  Mr. Kester, Dr. Jordan and Dr. von Wartburg participated in the determination of the cash bonus amounts to be paid to the named executive officers for their performance and services during 2007.  Executive officers are notified in writing of the goals and bonus eligibility for any given year.  The terms of the notice generally require that the executive officer be an employee on the date of payment in order to be paid any compensation under the annual incentive program.

While each entity and business unit generally has different performance goal amounts applicable to it, the annual incentive program in 2007 for the Company’s international division, and in 2007 and 2008 for Orthofix International N.V., Orthofix Inc., and Breg, Inc. (only with respect to Bradley R. Mason), and in 2008 for Blackstone Medical, Inc., consists of the following performance goal components and are weighted as follows:

•	50% – based on the attainment of a specified dollar amount of net income or operating income;

•	40% – based on the attainment of a specified dollar amount of sales; and

•	10% – based on individual performance goals.

The annual incentive program in 2007 and 2008 for Breg, Inc. (other than for Bradley R. Mason) consists of the following performance goal components and are weighted as follows:

•	30% – based on the attainment of a specified dollar amount of operating income;

•	30% – based on the attainment of a specified dollar amount of sales;

•	20% – based on individual performance goals; and

•	20% – based on department goals.

The annual incentive program for 2008 for the Company’s international division consists of the following performance goal components and are weighted as follows:

•	90% – based on the attainment of a specified dollar amount of operating income; and

•	10% – based on individual performance goals.

We developed these weightings with the intent of linking most of the bonus to quantifiable entity or business unit performance measures, while also providing discretion so as to recognize individual or division performance, as applicable.  In 2007, the performance range for each of the goals outlined above was 25% to 150%, the percentage attainment of which for 2007 was determined by the Committee at a February 20, 2008 telephonic meeting.  For 2008, the percent of attainment of the goals relating to corporate performance (net income or operating income and sales) have a threshold and a maximum of performance ranging from 25% to 150%.

With respect to the individual or division performance component of the applicable formula, each respective entity or business unit determines the appropriate performance level ranging from 0% to 100% of the target attainment goals and makes a recommendation to the Committee.

To calculate the bonus amount, each percentage is multiplied by its component’s percentage weight.  The products are added together to produce a resulting weighted percentage.  For each participant, this percentage is used to determine what amount of the pre-established bonus goal amount will be paid.  The weighted percentage is then multiplied by the target amount of bonus for which that participant is eligible.  The following is an illustration only of how this calculation may work using sample attainment percentages and maximum eligible bonus numbers:

Performance Goal	Weighting	Attainment	Product
Net/Operating Income	50%	100%	50%
Sales	40%	75%	30%
Individual Objectives	10%	80%	8%
		Weighted Percentage:	88%

Target Bonus:  40% of base salary of $200,000 = $80,000

Bonus Calculation: $80,000 (at target) multiplied by 88% (weighted percentage attainment) = $70,000 bonus

The Committee has the discretion to review an entity’s or business unit’s actual results (or an individual’s or division’s performance) and consider certain mitigating factors, such as one-time costs or events such as acquisitions or other unique corporate (or personal) events not contemplated at the time the goals were established.  These may be excluded from the financial information used in connection with the determination of bonuses or the financial (or individual) information may be otherwise adjusted in light of these mitigating factors.

In 2007, and after reviewing the results and taking into account any mitigating factors as described above, Mr.  Milinazzo attained 24%, Mr. Finegan attained 29% and Mr. Burckhardt attained 49% of the Orthofix International N.V. performance goals; in addition, Mr. Mason attained 135% of the Breg, Inc. performance goals.  In connection with Mr. Hein’s transition from his position as CFO of the Company, Mr. Hein was credited with having attained 19% of the Orthofix International N.V. performance goals.  Mr. Adams was not eligible in 2007 to receive compensation under the Company’s annual incentive plan.  Payouts to the named executive officers under the annual incentive program are reflected in column (g) of the “Summary Compensation Table.”

Outside of the annual incentive program, in any year the Committee has and does exercise its discretion to grant bonuses for performance or for other circumstances in any year, such as in the cases of new hires and promotions.  See “Summary Compensation Table” for discretionary bonuses for 2007.

Long-Term Equity-Based Incentives

Our primary equity compensation plan for named executive officers is the 2004 LTIP.  Some named executive officers continue to hold outstanding awards under one or more of our prior equity-compensation plans, namely our Staff Share Option Plan and Performance Accelerated Stock Option Inducement Grants.  We no longer grant awards under these plans.  All named executive officers are also eligible, at their discretion, to purchase shares of common stock pursuant to our Employee Stock Purchase Plan.  Each plan is described below.  The Committee administers each of these plans (other than the Employee Stock Purchase Plan and the Staff Share Option Plan) and only the Committee makes grants to named executive officers under the 2004 LTIP.

The Committee’s date of approval of a stock option or restricted stock grant is typically the second in-person Board meeting of the fiscal year.  The grant date of a stock option or restricted stock is on or after the approval date and typically is a fixed future date for any options approved at this second Board meeting.  Actual grant dates are determined, among other factors, in accordance with past practice for annual grants , the Committee’s determination of an appropriate grant date, as well as our communications policy.  Under this policy, employees are alerted to their option grants and grants of restricted stock.  We also take into account that approvals may be required in advance of expected acquisitions, new hires or other transactions.  For example, in connection with expected new hires, the grant approval may be included in an offer letter even though the actual date of grant is typically not until the employee’s first day of employment.  Our policy, in accordance with the 2004 LTIP, is that the closing price of the stock on the date of grant will be used to price stock options.

The Committee generally grants stock options and restricted stock as noted above and does not specifically take into consideration the release of material non-public information when determining whether and in what amount to make stock option grants and grants of restricted stock.  In addition, the Committee does not have a specific policy of setting grant dates in coordination with the release of material non-public information and we do not have a policy of timing our release of material non-public information for the express purpose of affecting the value of executive compensation.

Current Equity Compensation Plans

2004 Long-Term Incentive Plan

The 2004 LTIP is a long term incentive plan that was originally adopted by the Board on April 15, 2004.  The original plan was approved by shareholders on June 29, 2004 and was amended and restated on November 5, 2004 and on June 20, 2007.  Under the 2004 LTIP, 662,379 shares remain available for issuance.  Awards can be in the form of a stock option, restricted stock, restricted share unit, performance share unit, or other award form determined by the Board.  Awards expire no later than 10 years after the date of the grant.  To date, we have granted only non-qualified stock options and restricted stock under the plan.  2007 was the first year in which we made awards of restricted stock.  To date, we have only made restricted stock awards to employees at the director-level (i.e., employees with the title of “director”) or below and not to named executive officers or to members of the Board of Directors.  Stock options and restricted stock generally vest equally in one-third increments beginning on the first anniversary of the date of grant, so long as the grantee remains an employee of the Company, but the Committee may provide different vesting provisions depending on the nature of and reason for the grant (or in the event of a change of control or termination of employment).

The goal of our 2004 LTIP is to create an ownership interest in the Company in order to align the interests of executive officers with shareholders, to more closely tie executive compensation to our performance and to create long-term performance and service incentives for executive officers and other key employees.  Stock options and restricted stock awards are granted to executive officers and other employees:

•	in conjunction with the second in-person Board meeting of the fiscal year, generally held in May or June;

•	as new-hire incentives or in connection with promotion to a new position;

•	in connection with our acquisitions; and

•	otherwise in connection with retention, reward or other purposes based on the particular facts and circumstances determined by the Committee.

For example, Mr. Burckhardt received a grant of 40,000 options in November 2007 as a retention bonus.

In 2007, pursuant to our 2004 LTIP, 817,601 stock options and 67,422 shares of restricted stock were granted to our employees and directors in connection with our long-term equity grant program, for new hire equity grants, promotional equity grants, as well as ongoing equity grants, of which 387,200 stock options were granted to our executive officers, and 3,000 stock options were granted to each of our non-employee directors pursuant to Orthofix’s annual grant to its directors (a total of 21,000 stock options).

In accordance with the Company’s delegation policy, the Committee has delegated to Mr. Milinazzo for 2008 the authority to grant to newly-hired employees up to an aggregate of 85,000 stock options and restricted stock awards (referred to as delegated awards) per calendar year; provided, however, that for purposes of the delegation, any stock option grant counts as one delegated award and any restricted stock award counts as four delegated awards, such that no more than 21,250 restricted stock awards may be made under the delegation in any calendar year.  For example, if one employee is granted 1,000 stock options and 1,000 shares of restricted stock, that grant would count as 5,000 delegated awards.  Any stock options or restricted stock awards not granted as delegated awards in any calendar year will be available for grants pursuant to the delegation in subsequent years.  Any single employee award is limited to a maximum of 15,000 delegated awards (a maximum of 3,750 restricted stock awards).  These grants of delegated awards may not be made to officers obligated to file reports under Section 16(a) of the Exchange Act.

In 2007, a new form of Nonqualified Stock Option Agreement for grants of stock options to executive officers and other employees pursuant to the 2004 LTIP was adopted (i) to conform to the updated 2004 LTIP provisions that were adopted by the Company’s shareholders on June 20, 2007, but which is similar in many respects to our previous form, and (ii) to take into consideration the deferred compensation rules of Section 409A of the Internal Revenue Code (including the proposed Treasury regulations under Section 409A that allow limited extensions of option exercise periods following termination of employment).  The agreement grants nonqualified stock options that, in most cases, will vest and become exercisable in one-third increments on each of the first, second and third anniversaries of the grant date (or in the event of a change in control or, under certain circumstances, termination of employment).  The options expire and are no longer exercisable 10 years from the grant date and are subject to early termination as a result of a termination of employment or a change of control of the Company.   Provisions in this new form provide, among others:

•
If, prior to an option vesting, the optionee’s employment is terminated other than pursuant to an employment agreement and other than (1) for cause, or (2) upon death or permanent disability, any options that would have been vested as of December 31 of the year in which termination occurs shall automatically vest as of the date of termination and remain exercisable by the optionee for 180 days after the date of such termination of employment.  The options will be cancelled and will revert back to the Company to the extent not exercised within such period.  Any unvested options on the date of termination will also be cancelled and will revert back to the Company on such date.

•
If the optionee’s employment is terminated by reason of death or permanent disability, all options shall automatically vest and remain exercisable by the optionee (or a transferee under a domestic relations order, the optionee’s estate, personal representative or beneficiary, as applicable) for 12 months after the date of such termination of employment.  The options will be cancelled and will revert back to the Company to the extent not exercised within such period.

•
If the optionee’s employment is terminated for cause, the optionee may exercise the options (only to the extent vested at the date of termination) at any time within three months after the date of such termination in accordance with their terms, subject only to any different rights contained in an employment agreement.  The options will be cancelled and will revert back to the Company to the extent not exercised within such period.  Any unvested options on the date of termination will also be cancelled and will revert back to the Company on such date.

•
Upon the occurrence of a change of control of the Company, all options shall automatically vest and remain exercisable in accordance with the provisions applicable thereto.  The options will expire and no longer be exercisable to the extent not exercised within 10 years from the grant date.

The agreement takes into consideration that the grantee may have a separate employment or change of control agreement with the Company or one of its subsidiaries.  For instance, in addition to the scenarios described above, if the optionee has an employment agreement with the Company or any subsidiary and the optionee’s employment is terminated pursuant to that employment agreement other than for cause (including if the optionee terminates his employment for good reason), all unvested options shall automatically vest and remain exercisable by the optionee for 10 years from the grant date.  Such rights do not exist in the event of termination for cause or voluntary termination by the optionee.  If the employment agreement expressly provides for different vesting and exercisability of options, the terms of the employment agreement will control.  The options will be cancelled and will revert back to the Company to the extent not exercised within such period.

As set forth in Proposal 2, the Company is proposing to further amend the 2004 LTIP to (i) increase by 300,000 shares the maximum number of shares available for issuance under the plan; (ii) increase from 3,000 to 5,000 shares the number of shares granted annually to directors in order to more closely align the directors’ equity-based compensation with the equity-based compensation of the Company’s peer group companies; and (iii) limit in the future the number of shares of Company common stock that may be awarded under the plan as full value awards (such as restricted share units payable in Company common stock, performance share units payable in Company common stock, restricted stock and Other Awards (as defined in the 2004 LTIP) payable in Company common stock) 100,000 shares.

Employee Stock Purchase Plan

Our ESPP provides for the issuance of shares of our common stock to eligible employees of the Company and its subsidiaries that elect to participate in the plan and acquire shares of our common stock through payroll deductions (including executive officers).  During each purchase period, eligible employees may designate between 1% and 25% of their cash compensation to be deducted from that compensation for the purchase of common stock under the plan.  Under the plan, the purchase price for shares is equal to (i) the fair market value per share on the first day of the plan year for officers and directors of Orthofix Inc. and (ii) 85% of the fair market value of such shares on the first day of the plan year for all other employees.

In December 2007, the Committee adopted certain amendments to the Employee Stock Purchase Plan.  Among other changes, the amendments are intended to make the plan exempt from the deferred compensation rules of Section 409A of the Internal Revenue Code.  In general, the amendments (i) convert the plan to a short-term deferral plan, (ii) make all options granted under the plan exercisable within 2 ½ months after the end of each calendar year in which the options vest, (iii) make certain other technical changes intended to exempt the plan from the provisions of Section 409A, and (iv) change the plan year from beginning on July 1 and ending on June 30 to beginning on January 1 and ending on December 31.  Prior to the amendments in December 2007, the plan year began on July 1 and ended on June 30.  In connection with the new amendments, the 2007 plan year was shortened, beginning on July 1, 2007 and ending on December 31, 2007.  The new full plan year began on January 1, 2008 and will end on December 31, 2008.

As set forth in Proposal 3, the Company is proposing to further amend and restate the Employee Stock Purchase Plan to: (i) allow officers and directors of Orthofix Inc. to participate in the plan on the same basis as our other employees (including other executive officers not employed by Orthofix Inc.), (ii) provide that Orthofix will assume and adopt the plan, as amended, in lieu of Orthofix Inc. acting as sponsor of the plan, (iii) allow non-employee directors of Orthofix International N.V. to participate in the plan, (iv) increase by 500,000 shares the maximum number of shares available for issuance under the plan, (v) provide that the determination of the value of common stock under the plan will be determined either on the first or last day of the plan year, whichever date renders the lower value, and (vi) make other technical changes.

Restricted Stock Awards

The Company has historically utilized stock options as the principal means of providing its executive officers and other employees with equity incentive compensation.  However, following the adoption of the amended 2004 LTIP in June 2007, the Compensation Committee began making grants of restricted stock to certain employees who hold an employee title of director or below as part of the Company’s compensation strategy of linking long-term benefits to the rate of return received by stockholders and as a retention device.  By offering different forms of equity (i.e., stock options and restricted stock) to different employee groups, the Company is able to target the risk/reward opportunities of each type of equity more appropriately to employees based on the accountabilities and expectations of their roles.  For example, eligible employees at the director level and below are primarily accountable for achieving group or individual results, so a more stable reward of restricted stock provides an appropriate degree of risk.  Since stock options are typically awarded to employees at a higher level who have a greater ability and expectation to impact Company-wide and business unit performance, stock options provide a level of risk to their reward mix that is more aligned with the expectations of their positions.

The restricted stock granted by the Company has a vesting period that must be satisfied before the shares are available to the employee.  The restricted shares of stock granted by the Company typically vest with respect to one-third of the shares covered by each grant agreement on the first, second and third anniversaries of the grant date (or in the event of a change of control or, under certain circumstances, termination of employment).

Previous Equity Compensation Plans

Staff Share Option Plan

The Staff Share Option Plan is a fixed share option plan which was adopted in April 1992.  There are no options remaining to be granted under the Staff Share Option Plan and only 140,125 stock options remain outstanding.  All outstanding stock options are vested.  Under the Staff Share Option Plan, we granted options to our employees at the estimated fair market value of such options on the date of grant.  Options granted under the Staff Share Option Plan expire 10 years after date of grant.

Performance Accelerated Stock Option Inducement Agreements or PASOs

On December 30, 2003, in conjunction with the acquisition of Breg, Inc., we granted inducement stock option awards to two key executive officers of Breg, Inc., including Mr. Mason.  Pursuant to the original PASO, Orthofix granted 150,000 stock options to Mr. Mason as a key executive officer of Breg, Inc.  The exercise price was fixed at $38.00 per share on November 20, 2003, which was the date Orthofix announced the agreement to acquire Breg, Inc.  The options vested on December 30, 2007, the fourth anniversary of the grant date.  Following vesting on December 30, 2007, the original PASO limited Mr. Mason’s ability to exercise specific numbers of options during the years 2008 – 2012.  If not exercised sooner as permitted under the original PASO, all options would have ultimately been exercisable after December 30, 2012, but prior to December 30, 2013.

As an inducement to Mr. Mason to extend the term of his employment agreement with the Company for one year, which agreement would otherwise have terminated on December 31, 2007, as well as to meet certain requirements under Section 409A of the Internal Revenue Code, the Company and Mr. Mason entered into an Amended and Restated Performance Accelerated Stock Option Agreement (“Amended PASO”) in November 2007.

The Amended PASO did not change the vesting date of the options granted thereunder.  However, the Amended PASO provides that Mr. Mason’s options will only be exercisable during the fixed period beginning January 1, 2009, and ending on December 31, 2009.  Subject to certain termination provisions and notwithstanding any other provisions of the Amended PASO, any portion of the options that are not exercised by December 31, 2009 will not be exercisable thereafter and will lapse and be cancelled.

Other Compensation

Deferred Compensation Plan

In December 2006, the Board approved the adoption of the Orthofix Deferred Compensation Plan by Orthofix Holdings, Inc.  This plan became effective on January 1, 2007, and its terms essentially mirror our 401(k) plan.  Pursuant to the plan, all non-employee directors of the Company, Orthofix Holdings, Inc. and any of their subsidiaries (which we refer to as the Parent Group) that have been approved for participation and a select group of management or highly compensated employees of the Parent Group are eligible to participate (including named executive officers).  A number of our executive officers, as well as one non-employee director, have elected to participate under the plan.  Under the plan, participants may elect to defer salary, bonus or director’s fees on a pre-tax basis. The minimum deferral amount is $2,000 per plan year and the maximum deferral amounts are 80% of the participant’s salary and 100% of bonuses and director’s fees.  The plan year is the calendar year.  The plan is intended to be an unfunded plan under the provisions of ERISA and although the amounts deferred are considered fully vested, none of the Parent Group members are required to set aside funds for the payment of benefits under the plan, such benefits being paid out of the general assets of the Parent Group member that employs the particular participant receiving the benefit or for which the particular participant serves as a director.  Orthofix Holdings, Inc. has established a rabbi trust to provide funds for the payment of benefits under the plan, and it is currently making discretionary contributions to the rabbi trust in amounts equal to the compensation deferred by plan participants. While the rabbi trust is an asset of Orthofix Holdings, Inc. and can be revoked by Orthofix Holdings, Inc. at any time, upon a change of control, the rabbi trust will become irrevocable and must be used to pay plan benefits.  Further, if a change of control occurs, Orthofix Holdings, Inc. must make a contribution to the rabbi trust in an amount that is sufficient to pay all plan benefits and the projected fees and expenses of the trustee of the rabbi trust.  It is intended that the terms of the plan will be interpreted and applied to comply with Section 409A of the Internal Revenue Code.

In general, participants may defer compensation under the plan by submitting a Participation Agreement (as defined in the plan) to the plan administrator by December 31 of the calendar year immediately preceding the plan year, and newly eligible participants may participate in a partial year by submitting such an agreement within 30 days of becoming eligible for participation in the plan.  For record keeping purposes, accounts shall be maintained for each participant to reflect the amount of his deferrals and any hypothetical earnings or losses on the deferrals. Participants must designate the portion of their contributions to be allocated among the various independently established funds and indexes chosen by the plan administrator, or Measurement Funds, to measure hypothetical earnings and losses on the deferred amounts.  The balance credited to each participant’s account will be adjusted periodically to reflect the hypothetical earnings and losses.  We are not obligated to invest any amount credited to a participant’s account in such Measurement Funds or in any other investment funds.

A participant may elect to receive an in-service distribution of the balance credited to his plan account in a lump sum or in a series of up to 10 annual installments.  In the event a participant terminates employment with (or, in the case of a director, ceases to perform services for) the Parent Group for any reason other than retirement or death, the participant will receive a distribution of the entire amount credited to his account in a single lump sum.  In the case of a termination (or, in the case of a director, separation) due to retirement or in the case of a change of control, the participant can elect to receive either a single lump sum or a series of annual installments over a one, three, five or ten year period. In the case of a termination (or, in the case of a director, separation) due to death or if a participant experiences a disability, the balance credited to the participant’s account will be paid out in a single lump sum, unless installment payments have already begun at the time a participant dies.  In such a case, such installments shall be continued as originally elected unless the participant’s beneficiary is a trust or estate, in which case the remaining balance will be paid in a lump sum.  Participants may also petition the plan administrator to suspend any deferral contributions being made by the participant and receive a payout from the plan in the event of an unforeseeable emergency (as defined in the plan).  No participant or beneficiary may alienate, transfer, pledge or encumber plan benefits prior to payment.

Perquisites and Other Personal Benefits

Our executive officers are entitled to or may otherwise be the beneficiaries of certain limited perquisites including a car allowance, reimbursement for tax preparation expenses and an annual physical exam.  In addition, our executive officers and directors are entitled to reimbursement of expenses relating to their spouse’s travel in connection with no more than one Board meeting per year.  We do not consider any of these significant or out of the ordinary course for similarly situated companies.

Other Plans

Executive officers participate in our 401(k) plan on the same basis as other similarly situated employees.  Other than the Orthofix Deferred Compensation Plan, we do not have a long-term retirement plan or other deferred compensation plan.

Employment and Other Agreements with the Company

Pursuant to employment agreement guidelines adopted by the Committee in 2006, all of our named executive officers have employment agreements.  Generally, our employment agreement guidelines provide that executive officers who report directly to the Chief Executive Officer receive full employment agreements that provide for a term of employment, renewal terms, base salary and bonus provisions, eligibility for equity incentive compensation, benefits and restrictive provisions (non-competition, non-solicitation, confidentiality and invention assignment), as well as a variety of payments depending on the circumstances surrounding the executive officer’s separation from the Company.  The guidelines generally require a one-year waiting period of employment prior to our entering into these employment agreements.  However, these guidelines may be waived if an employment agreement is determined to be necessary or advisable, such as to attract or retain certain persons.  In lieu of an employment agreement, during the first year of employment for senior executives (and generally for select divisional and middle management personnel), these persons receive change of control agreements providing for payments of base salary and incentives in the event of certain terminations following a change of control.  The Committee may delegate the power to determine whether to enter into these change of control agreements to the Chief Executive Officer.  Further, the Compensation Committee need not review and approve employment agreements which are legally required or normal and customary in certain jurisdictions and which are not considered “full employment agreements” as outlined in the guidelines.  The employment agreement guidelines do not address every situation, and the Committee deviates and makes employment agreement decisions based on particular facts and circumstances.  Any exceptions to these guidelines must be approved by the Committee.  In an effort to bring these employment agreements into compliance with Section 409A of the Internal Revenue Code, in December 2007, we entered into amended and restated employment agreements with such executive officers.  All officers receiving full employment agreements and selected other executive officers or employees that are exposed to legal risk in the performance of their employment also receive indemnity agreements from the Company.  See “Agreements with Named Executive Officers” for more information on the terms of particular employment agreements.

Elements of Post-Termination Executive Compensation

In accordance with our employment agreement guidelines, certain of our senior executive officers have employment agreements with our subsidiary, Orthofix Inc.  An exception to this is Mr. Mason, who has an employment agreement with Orthofix International N.V.  These agreements outline the compensation payable to each executive officer, which is consistent with the pay structure described above.  They are also intended as a retention tool for senior executive officers and to remove some of the uncertainty surrounding potential change of control transactions.  To that end, the agreements provide for certain payments upon termination (e.g., without cause, for good reason, etc.), which payments increase in certain instances following a change of control.  For instance, following a change of control, the amount payable for termination without cause or for good reason generally increases by 50% (and 100% for the Chief Executive Officer).  With respect to a change of control, most agreements provide for a “double-trigger” so that a change of control itself does not trigger any payments.  However, under separate option agreements, all stock options immediately vest upon a change of control without reliance on any other triggering event.  The employment agreements and the 2004 LTIP each provide specified definitions of what constitutes a “change of control.”  See “Agreements with Named Executive Officers” and the discussion of the 2004 LTIP in the narrative following “Executive Compensation – Grants of Plan-Based Awards.”

Stock Ownership Guidelines

Under the Company’s Corporate Governance Guidelines, each director is encouraged to have a personal investment in Orthofix through such director’s ownership of shares of Orthofix common stock.  While the Company does not currently have formal stock ownership guidelines, the Compensation Committee has considered their adoption from time to time and may adopt formal guidelines in the future.

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation payments to our named executive officers in excess of $1 million per year per person, unless certain requirements are met.  To the extent that it is practicable and consistent with our executive compensation philosophy, we intend to comply with Section 162(m) of the Internal Revenue Code. Compensation paid to the named executive officers has historically not exceeded deductibility limits under Section 162(m) of the Internal Revenue Code.  If compliance with Section 162(m) of the Internal Revenue Code conflicts with our compensation philosophy or is determined not to be in the best interest of our shareholders, the Committee will abide by our compensation philosophy.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by or paid to our named executive officers with respect to 2006 and 2007.  The named executive officers include our current Chief Executive Officer, our current and former Chief Financial Officers and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)

(a)	(b)	(c)	(d)	(f)	(g)	(i)		(j)

Alan W. Milinazzo –	2007	451,500	_	1,145,831	54,632	24,3756	(7)	1,676,338
President and Chief
Executive Officer (Principal Executive Officer)(6)	2006	407,500	40,000	905,003	178,450	34,509		1,565,462

Thomas Hein – Chief	2007	281,190	_	1,063,770	24,295	24,631	(8)	1,393,886
Financial Officer, Treasurer
and Assistant Secretary (Principal Financial Officer)	2006	270,375	25,000	294,158	90,197	30,229		709,959

Bradley R. Mason –	2007	283,250	_	839,387	172,074	12,186	(9)	1,306,897
Vice President of the
Company and President, Breg, Inc.	2006	257,500	_	618,473	24,720	11,820		912,513

Oliver Burckhardt –	2007	263,495	75,000	383,223	51,087	19,356	(10)	792,161
President, Spine Division
	2006	40,519	35,237	38,659	–	_		114,415

Michael M. Finegan –	2007	257,250	_	381,639	30,047	19,879	(11)	688,815
Vice President of
Corporate Development	2006	139,462	100,000	196,510	85,750	_		521,722

Timothy M. Adams – (former Principal Financial Officer) (12)	2007	40,385	_	159,174	_	_		199,559
______________

(1)         Amounts include salary deferred and further described in “Deferred Compensation.”
(2)         Amounts shown in the column for 2006 reflect cash bonuses determined by the Committee based on each named executive officer’s contribution to the closing of the acquisition of Blackstone Medical, Inc. in 2006.  In addition to a $25,000 bonus relating to this acquisition, Mr. Finegan’s 2006 amount reflects a $75,000 signing bonus paid upon his commencement of employment with us.  Mr. Burckhardt’s 2007 amount reflects a bonus of $75,000 paid in connection with certain performance objectives that he achieved.
(3)         Amounts shown do not reflect compensation actually received.  Instead, the amounts shown are the 2007 and 2006 compensation cost recognized for stock option awards for financial statement reporting purposes as determined pursuant to Statement of Financial Accounting Standards No. 123(R), or FAS 123R.  The assumptions used in the calculation of values of stock option awards are set forth under the section entitled “Share-based Compensation” in “Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates” in the Company’s Annual Reports on Form 10-K for 2007 and 2006 filed with the SEC on February 29, 2008 and March 16, 2007, respectively.
(4)         Amounts shown reflect cash bonuses paid in 2008 and in 2007 for performance in 2007 and in 2006, respectively, pursuant to our annual incentive program.

(5)         Excludes perquisites and other personal benefits unless the aggregate amount of such annual compensation exceeded $10,000 for the named executive officer.
(6)         Effective April 1, 2006, Mr. Milinazzo was promoted from Chief Operating Officer to President and Chief Executive Officer of the Company.  In conjunction with his promotion, Mr. Milinazzo’s salary was increased to $430,000 per year (pro-rated for the partial year).  Additionally, Mr. Milinazzo was elected as a director of the Company on December 5, 2006.  As an employee director, Mr. Milinazzo does not receive additional fees for his services as director.  Since Mr. Milinazzo is listed in this Summary Compensation Table, he is not listed in the Director Compensation Table below.
(7)         This amount includes $10,800 for car allowance, $2,162 for insurance premiums paid by, or on behalf of, the Company with respect to term life insurance, $8,800 for 401k matching and $2,613 for spousal travel expenses in connection with the December 2007 meeting of the Board.
(8)         This amount includes $10,800 for car allowance, $1,067 for insurance premiums paid by, or on behalf of, the Company with respect to term life insurance, $450 for tax preparation fees, $8,800 for 401k matching and $3,514 for spousal travel expenses in connection with the December 2007 meeting of the Board.  This amount does not include payment of up to $407,726, which Mr. Hein became entitled to in connection with his letter agreement but has not yet been paid by the Company pursuant to the terms of the letter agreement.  See “Agreements with Named Executive Officers – Executive Employment Agreement for Thomas Hein.”
(9)         This amount includes $10,800 for car allowance, $1,000 for 401k matching and $386 for insurance premiums paid by, or on behalf of, the Company with respect to term life insurance.
(10)       This amount includes $10,800 for car allowance, $8,281 for 401k matching and $275 for insurance premiums paid by, or on behalf of, the Company with respect to term life insurance.
(11)       This amount includes $10,800 for car allowance, $279 in insurance premiums paid by, or on behalf of, the Company with respect to term life insurance and $8,800 for 401k matching.
(12)        Mr. Adams terminated his employment as the Company’s former Chief Financial Officer effective April 30, 2008.

As discussed above in “Compensation Discussion and Analysis,” our compensation program for executive officers and other key employees consists of three primary elements: annual salary; performance-based incentives in the form of annual cash bonuses; and long-term equity-based incentives in the form of stock options and restricted stock granted under our current 2004 LTIP.  That section also explains how salary and bonus relate in proportion to overall compensation.  For a discussion of each named executive officer’s employment agreement, see “Agreements with Named Executive Officers.”  That section includes a description of any applicable potential bonus levels under the annual incentive program for the named executive officers.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards granted during the fiscal year ended December 31, 2007 to the named executive officers.

Name	Grant Date	Approval Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Award(1)

(a)	(b)		(j)	(k)	(l)
Alan W. Milinazzo	6/29/2007	5/22/2007	75,000	44.97	1,053,498
Thomas Hein	6/29/2007	5/22/2007	20,300	44.97	285,145
Bradley R. Mason	6/29/2007	5/22/2007	20,000	44.97	280,931
Oliver Burckhardt	6/29/2007	5/22/2007	22,300	44.97	313,238
	8/21/2007	8/21/2007	10,000(2)	47.78	144,772
	11/27/2007	11/27/2007	40,000(3)	58.43	775,488
Total	–	–	72,300	–	1,233,498
Michael M. Finegan	6/29/2007	5/22/2007	22,300	44.97	313,238

Timothy M. Adams(4)	11/19/2007	11/1/2007	125,000	58.12	2,115,377
	11/19/2007	11/1/2007	25,000	58.12	482,108
Total	–	–	150,000	–	2,597,485
________________

(1)         Amounts shown reflect the grant date fair value of the stock options awarded calculated in accordance with FAS 123R.
(2)         Mr. Burckhardt received these options in connection with his promotion to President of the Company’s spine division.
(3)         Mr. Burckhardt received these options as a retention bonus.
(4)         Mr. Adams was granted stock options in connection with the Company hiring him as Chief Financial Officer in November 2007.  These stock options were forfeited in connection with his resignation from employment with the Company effective April 30, 2008.  None continue to be outstanding.

The awards reflected in the table above were all made under the 2004 LTIP, unless otherwise noted above.   For information relating to the 2004 LTIP and our other equity compensation plans, see “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives.”  For information relating to each named executive officer’s employment agreement, see “Agreements with Named Executive Officers.”  For information on grants of awards to our directors under the 2004 LTIP, see “Director Compensation.”  All non-equity incentive plan awards have been paid to named executive officers for 2007.  See “Summary Compensation Table.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2007.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(e)	(f)
Alan W. Milinazzo	40,000	20,000(3)	46.33	09/01/2015
	66,667	33,333(4)	39.94	04/11/2016
	--	75,000(5)	44.97	06/29/2017
Total	73,334	161,666	–	–
Thomas Hein(6)	12,500	–	33.00	05/14/2012
	10,000	–	32.18	08/06/2013
	10,000	–	34.81	10/04/2014
	3,800	–	37.76	12/02/2014
	20,000	–	43.04	06/30/2015
	30,000	–	38.11	06/30/2016
	20,300	–	44.97	06/29/2017
Total	106,600	–	–	–

Bradley R. Mason	150,000(7)	–	38.00	12/30/2013
	13,334	6,666(8)	43.04	06/30/2015
	6,667	13,333(9)	38.11	06/30/2016
	–	20,000(10)	44.97	06/29/2017
Total	170,001	39,999	–	–
Oliver Burckhardt	10,000	20,000(11)	42.97	11/6/2016
	–	22,300(12)	44.97	6/29/2017
	–	10,000(13)	47.78	8/21/2017
	–	40,000(14)	58.43	11/27/2017
Total	10,000	92,300	–	–
Michael M. Finegan	16,667	33,333(15)	38.11	06/29/2016
	–	22,300(16)	44.97	06/29/2017
Total	16,667	55,633	–	–
Timothy M. Adams(17)	–	125,000(18)	58.12	11/19/2017
	–	25,000(19)	58.12	11/19/2017
Total	–	150,000	–	–
______________

(1)         All options listed in this column are vested.
(2)         All options listed in this column are unvested.
(3)         The options vested in one-third increments on September 1, 2006 and September 1, 2007, and the third increment vests on September 1, 2008.
(4)         The options vested in one-third increments on April 11, 2007 and April 11, 2008, and the third increment vests on April 11, 2009.
(5)         The options vest in one-third increments on June 29, 2008, June 29, 2009 and June 29, 2010.
(6)         Mr. Hein’s options accelerated in connection with Mr. Adams assuming the position of Chief Financial Officer.  See “Agreements with Named Executive Officers” for additional information regarding Mr. Hein’s agreements with the Company.
(7)         While the options are fully vested, they are not exercisable until January 1, 2009, in accordance with Mr. Mason’s Amended and Restated Performance Accelerated Stock Option Agreement.  See “Agreements with Named Executive Officers – Amended and Restated Performance Accelerated Stock Option Agreement with Mr. Mason.”
(8)         The options vested in one-third increments on June 30, 2006 and June 30, 2007, and the third increment vests on June 30, 2008.
(9)         The options vested in a one-third increment on June 30, 2007, and the second and third increments vest on June 30, 2008 and June 30, 2009.

(10)           The options vest in one-third increments on June 29, 2008, June 29, 2009 and June 29, 2010.
(11)           The options vested in a one-third increment on November 6, 2007, and the second and third increments vest on November 6, 2008 and November 6, 2009.
(12)           The options vest in one-third increments on June 29, 2008, June 29, 2009 and June 29, 2010.
(13)           The options vest in one-third increments on August 21, 2008, August 21, 2009 and August 21, 2010.
(14)           The options vest in one-third increments on November 27, 2008, November 27, 2009 and November 27, 2010.
(15)           The options vested in a one-third increment on June 29, 2007, and the second and third increments vest on June 29, 2008 and June 29, 2009.
(16)           The options vest in one-third increments on June 29, 2008, June 29, 2009 and June 29, 2010.
(17)           Mr. Adams was granted stock options in connection with the Company hiring him as Chief Financial Officer in November 2007.  These stock options were forfeited in connection with his resignation from employment with the Company effective April 30, 2008.  None continue to be outstanding.
(18)           The options vest in one-third increments November 19, 2008, November 19, 2009 and November 19, 2010.
(19)           The options vest on November 19, 2010.

Unless stated otherwise in the footnotes above and except for any awards under the Staff Share Plan, Performance Accelerated Stock Option Inducement Agreements or similar awards, all stock options vest equally in one-third increments beginning on the first anniversary of the date of grant, so long as the grantee remains an employee of the Company (subject to earlier vesting in the event of a change in control or certain termination events).  For a summary of our standard option agreements, see “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives.”   See also “Agreements with Named Executive Officers.”

OPTION EXERCISES AND STOCK VESTED

The following table provides information about the number of shares issued upon option exercises, and the value realized on exercise, by our named executive officers during fiscal 2007.  For any named executive officer not listed on the following table, no information was applicable.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
(a)	(b)	(c)
Thomas Hein	22,500	626,227

(1)           The value realized on exercise is calculated by subtracting the strike price from the exercise price of each option, and multiplying that number times the number of options exercised at that strike price and exercise price.

DEFERRED COMPENSATION

The following table provides information about the amount of compensation deferred by our named executive officers at December 31, 2007.  For any named executive officer not listed on the following table, no information was applicable.  For more information about deferred compensation, see “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation - Other Compensation – Deferred Compensation Plan.”

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Aggregate Earnings in Last FY ($) (d)	Aggregate Balance at Last FYE ($) (f)
Alan W. Milinazzo	90,300	743	91,043
Thomas Hein	11,248	(92)	11,156

(1) Represents the dollar amount of salary or director fees set forth on the Summary Compensation Table, which the executive has deferred in accordance with the Deferred Compensation Plan.

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

We have entered into employment agreements with all of our Named Executive Officers, as described below.

Executive Employment Agreements for Alan W. Milinazzo, Michael M. Finegan and Oliver Burckhardt

On July 13, 2006, we entered into employment agreements with each of Messrs. Milinazzo, Finegan, Burckhardt and Hein through the one of the Company’s operating subsidiaries, Orthofix Inc., as part of the Company’s executive compensation and employment agreement review, with which the Committee was assisted by Towers Perrin, as described above.  Subsequently, Mr. Burckhardt entered into an employment agreement with Orthofix Inc., effective November 27, 2007, in connection with the Company promoting him to President of the Company’s Spine Division.  Except for the employment agreement with Mr. Mason described below, the Company’s employment agreements contain substantially similar terms, other than a few items particular to each individual, including title, level of pay and other material differences noted below.

In an effort to bring these employment agreements into compliance with Section 409A of the Internal Revenue Code, in December 2007, we entered into amended and restated employment agreements through Orthofix Inc., with Messrs. Milinazzo, Finegan, Burckhardt and Hein.  The principal purpose of the amendments was to avoid adverse tax consequences under Section 409A of the Internal Revenue Code, including through amendments permitted in light of guidance from the Internal Revenue Service with respect to Section 409A arising since the agreements were originally entered into.  This includes amendments with respect to the timing of severance and bonus payments, definitional issues arising under Section 409A, exerciseability of stock options and savings clauses.  In addition, we made certain other technical changes in an effort to update them, including, among other changes, to list the then current particulars applicable to each executive, including title and compensation.  The agreements are described in detail below, other than for Mr. Hein, as his agreement was superseded in all respects in April 2008 by the arrangements described below under “Agreements with Named Executive Officers – Executive Employment Agreement for Thomas Hein.”  We guarantee the obligations of Orthofix Inc. under each employment agreement listed above.

Each agreement is for an initial term lasting through April 1, 2009, with automatic one-year renewals on April 1, 2009 and April 1, 2010 unless either party notifies the other party of its intention not to renew at least 180 days prior to a renewal period as set forth in the agreement.  Each agreement further provides that if a change of control (as that term is defined in each agreement) occurs after April 1, 2007, the agreement will automatically be extended for two years only from the change of control date (as that term is defined in each agreement).

Compensation

Under the agreements, each executive officer agrees to serve the Company and Orthofix Inc. in the capacities and for the compensation levels noted below.  These dollar amounts reflect 2008 pay raises.  Salary levels are reviewed annually by the Committee and may be further amended from time to time by the Committee.  These salary levels may only be decreased if the decrease is the result of a general reduction affecting the base salaries of all other executive officers that does not disproportionately affect the executive officer and does not reduce the executive officer’s base salary to a rate that is less than 90% of the executive officer’s then current base salary amount.

Name	Title	Base Salary (annualized)
Michael M. Finegan	Vice President of Corporate Development of Orthofix International N.V. and Orthofix Inc.	$280,000
Alan W. Milinazzo	President and Chief Executive Officer of Orthofix International N.V.; Chief Executive Officer of Orthofix Inc.	$500,000
Michael M. Finegan	Vice President of Corporate Development of Orthofix International N.V. and Orthofix Inc.	$280,000
Oliver Burckhardt	President, Spine Division	$315,000

Each executive officer participates in our annual incentive program.  In 2008, for: (1) Mr. Milinazzo, if 100% of target performance goals are met, a bonus of 75% of his annual base salary can be earned; if 150% of target performance goals are met, a bonus of 112.5% of his annual base salary can be earned; (2) Mr. Burckhardt, if 100% of target performance goals are met, a bonus of 50% of his annual base salary can be earned; if 150% of target performance goals are met, a bonus of 75% of his annual base salary can be earned and (3) Mr. Finegan, if 100% of target performance goals are met, a bonus of 50% of his annual base salary can be earned; if 150% of target performance goals are met, a bonus of 75% of his annual base salary can be earned.  Amounts actually paid to each executive officer will depend on whether or not the various performance goals under the program are attained, the ranges described above and the discretion of the Committee.  In addition, each executive officer is eligible to receive additional bonus or incentive compensation as determined solely by the Committee from time to time, subject only to changes made by the Board of Directors. For a more detailed explanation of the Company’s annual incentive program, including targets met and amounts paid for 2007, see “Executive Compensation - Compensation Discussion & Analysis - Elements of Executive Compensation – Performance Based Incentives – Annual Incentive Program” and “Summary Compensation Table.”

In addition, these executive officers are eligible to receive option grants under the 2004 LTIP or other stock-based compensation plans that we may establish from time to time, including participation in the ESPP.  Under the agreements, the executive officers and their eligible dependents will generally be entitled to participate in our employee benefit plans such as welfare benefit plans and savings and retirement plans to the same extent as other senior executive officers of the Company or by virtue of each executive officer’s position, salary, tenure and other qualifications.

Termination

Each employment agreement may be terminated as follows:

•	By mutual written agreement of Orthofix Inc. and the executive officer;

•	Upon the executive officer’s death;

•
By Orthofix Inc. in the event the executive officer incurs a disability (as that term is defined in each agreement) for a continuous period exceeding 90 days or for a total of 180 days during any period of 12 consecutive months;

•	By the executive officer for good reason (as that term is defined in each agreement);

•	By Orthofix Inc. for cause (as that term defined in each agreement) or without cause; or

•	By the executive officer voluntarily.

For a description of potential payments upon termination or change of control, see “Potential Payments Upon Termination or Change of Control – Potential Payments to Alan W. Milinazzo, Michael M. Finegan and Oliver Burckhardt.”

Section 280G

Generally, if it is determined that any amount or benefit payable to an executive officer under his agreement or otherwise in conjunction with his employment would give rise to liability of the executive officer for the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor provision, then the amount of benefits payable to that executive officer shall be reduced by the Company to the extent necessary so that no portion is subject to those provisions.  This reduction shall only be made if the net amount of payments, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on the reduced payments other than the excise tax (as that term is defined in each agreement)) is greater than the excess of (1) the net amount of the payments, without reduction (but after making the above referenced deductions) over (2) the amount of excise tax to which the executive officer would be subject in respect of those payments.

Certain Other Provisions

The employment agreements contain confidentiality, non-competition and non-solicitation covenants effective so long as the executive officers are employees of any member of the Company’s Parent Group and for a period of one year after the employment is terminated.  In the event the termination of the executive officer’s employment is for good reason or without cause and occurs during a change of control period, the term of those non-competition and non-solicitation covenants extends to a period of two years in the case of Mr. Milinazzo, 12 months in the case of Mr. Adams and 18 months in the case of Messrs. Finegan and Hein.  The agreements also contain confidentiality and assignment of inventions provisions that last indefinitely.

We paid all reasonable legal fees and expenses of each executive officer’s counsel in connection with the preparation and negotiation of each employment agreement.  In addition, if a dispute arises under or in connection with an executive officer’s agreement, we will be responsible for our own fees, costs and expenses and shall pay to the executive officer an amount equal to all reasonable attorneys’ and related fees, costs and expenses incurred by the executive officer in connection with the arbitration of that dispute unless the arbitrator determines that the executive officer (1) did not commence or engage in the arbitration with a reasonable, good faith belief that his claims were meritorious or (2) the executive officer’s claims had no merit and a reasonable person under similar circumstances would not have brought the claims.

Orthofix Inc.’s obligation to pay or provide any benefits under each agreement (other than any benefits as a result of death) is conditioned upon the executive officer signing a release of claims in favor of the Company and its affiliates.

Executive Employment Agreement for Thomas Hein

We entered into an employment agreement with Mr. Hein through Orthofix Inc. effective as of April 11, 2008 in conjunction with his appointment as CFO of the Company (the “Hein Employment Agreement”).  Mr. Hein seved as CFO of the Company and Orthofix Inc. until November 19, 2007, and he resumed his role as CFO with those companies on April 7, 2008.  The Hein Employment Agreement supersedes in all respects Mr. Hein’s Amended and Restated Employment Agreement dated December 7, 2007 (which was entered into contemporaneously with the other senior executive employment agreements discussed above) and the related Letter Agreement dated December 6, 2007 (with respect to his then-assumption of the role of Executive Vice President – Finance) (together, the “Prior Agreements”).  In order to induce Mr. Hein to accept the position of CFO, the Company also granted him the stock options described below.

The Hein Employment Agreement memorializes the understanding between Mr. Hein and the Company as to the rights held by Mr. Hein in conjunction with his transition to CFO and incorporates certain amounts discussed below which the Company was previously obligated to pay Mr. Hein under the Prior Agreements under certain conditions.  Under the Hein Employment Agreement, Mr. Hein is an at-will employee and, in the event of any termination of his employment, he would not be entitled to any sums or other payments or benefits, other than as specifically provided in the Hein Employment Agreement.

Pursuant to his previous employment agreement dated July 13, 2006, Mr. Hein would have been entitled to terminate his employment for Good Reason (as defined in such agreement) when Mr. Adams replaced him as CFO in November 2007.  At such time, all of his then-outstanding stock options became immediately vested and exercisable.  However, pursuant to the Letter Agreement and in consideration of continued employment and the opportunity to earn a Retention Bonus (as defined in the Prior Agreements) of $150,000, Mr. Hein agreed to temporarily waive certain termination benefits to which he was entitled at the time, one component of which was a Good Reason Payment in the amount of $407,726.  While the Prior Agreements were entered into in 2007 and previously disclosed in the Company’s filings with the Commission, they are not described here since they have been superseded in all respects by the Hein Employment Agreement.  Any obligations of the Company under the prior Agreements that have been brought forward to the Hein Employment Agreement are described below.  We guarantee the obligations of Orthofix Inc. under the Hein Employment Agreement.

Compensation

The Hein Employment Agreement provides for an annual base salary of $350,000, and Mr. Hein will continue to participate in the Company’s annual incentive program, under which a bonus of 50% of his annual base salary can be earned if 100% of target performance goals are met and a bonus of 75% of his annual base salary can be earned if 150% of target performance goals are met.  These are the same percentages as other similarly-situated senior executives of the Company.  Mr. Hein has additionally been granted 50,000 stock options, which will vest in one-third increments beginning on the first anniversary of the date of grant (the “Incentive Options”).  The Incentive Options were granted under the 2004 LTIP and will be subject to the terms and conditions of a stock option agreement.  The exercise price of the Incentive Options is $31.83, which was the closing price of the Company’s stock on the date of grant.  The Incentive Options become fully vested and exercisable in the event of Mr. Hein’s death, upon a Change in Control (as defined in the option agreement) or if the Company terminates his employment for any reason other than Cause (as defined in the Employment Agreement), but not if Mr. Hein voluntarily terminates his employment.

As provided for under the Prior Agreements, Mr. Hein will remain entitled to the Retention Bonus on July 15, 2008 (other than in the event of a termination for Cause or a voluntary termination of his employment by Mr. Hein prior to that date).  Further, Mr. Hein has agreed that the Good Reason Payment (as defined in the Prior Agreements) of $407,726 originally payable to him on or about July 15, 2008, will be paid to him on the first to occur of (i) January 1, 2009, (ii) Mr. Hein’s termination of his employment for any reason other than his death and (iii) his death.  Under the Hein Employment Agreement, Mr. Hein will be eligible for benefits generally available to senior executives of the Company, and in the event of his termination by the Company other than for Cause, will be provided with healthcare benefits for him and his spouse under the Company’s employee welfare benefit plans (or equivalent value) until his 65th birthday.

Termination

The Hein Employment Agreement may be terminated as follows:

•	Upon mutual agreement by Mr. Hein and the Company;

•	Upon Mr. Hein’s death;

•	By the Company for Cause or for any other reason or for no reason; or

•	By Mr. Hein for any reason.

For a description of potential payments upon termination or change of control, see “Agreements with Named Executive Officers – Potential Payments Upon Termination or Change of Control – Potential Payments to Thomas Hein.”

Certain Other Provisions

The Hein Employment Agreement contains non-competition and non-solicitation covenants that last for one year following a termination of employment.  The Hein Employment Agreement also contains confidentiality and assignment of inventions provisions that last indefinitely.

We paid all reasonable legal fees and expenses of Mr. Hein’s counsel in connection with the preparation and negotiation of the Prior Agreements and the Hein Employment Agreement.  In addition, if a dispute arises under or in connection with the Hein Employment Agreement, we will be responsible for our own fees, costs and expenses and shall pay to Mr. Hein an amount equal to all reasonable attorneys’ and related fees, costs and expenses incurred by him in connection with the arbitration of that dispute unless the arbitrator determines that he (1) did not commence or engage in the arbitration with a reasonable, good faith belief that his claims were meritorious or (2) Mr. Hein’s claims had no merit and a reasonable person under similar circumstances would not have brought the claims.

Employment Agreement with Former Chief Financial Officer

Orthofix Inc. entered into an employment agreement with Timothy M. Adams, the Company’s former Chief Financial Officer, effective November 19, 2007, which was subsequently amended and restated as of December 6, 2007 in connection with the Company amending the employment agreements of its executive officers as provided above.  Mr. Adams’ employment agreement contained substantially the same terms and conditions as the employment agreements described above.  Effective April 30, 2008, Mr. Adams’ employment with Orthfix Inc. terminated and he resigned from all of his positions with Orthofix International N.V. and Orthofix Inc.  At such time, his employment agreement terminated other than the post-termination obligations that remain outstanding, including the confidentiality, indemnity, non-competition, non-solicitation, legal fees and certain other provisions.  Further, his stock option agreements and the stock options related thereto terminated and were cancelled effective April 30, 2008.

Executive Employment Agreement for Bradley R. Mason

We entered into an employment agreement with Mr. Mason effective as of December 30, 2003, in connection with the acquisition of Breg, Inc.  Pursuant to the employment agreement, Mason serves as a Vice President of the Company and President of Breg, Inc.  As the term of Mr. Mason’s employment agreement would have expired on December 31, 2007, in November 2007, we entered into a letter agreement with Mr. Mason that extends the term of his employment agreement through December 31, 2008.   Except as it relates to the Performance Accelerated Stock Options Agreement, also originally entered into in conjunction with the acquisition of Breg, Inc. and which is described below, no other amendments were made to the employment agreement.

Compensation

Under the agreement, Mr. Mason is entitled to a base salary and a bonus as determined by our Board. The agreement provides for an annual base salary of at least $250,000, which may only be decreased as a result of a general reduction (on the same percentage basis) affecting the base salaries of substantially all other executive officers.  For 2008, the base salary of Mr. Mason is $300,000 and he received an annual bonus of $172,074 for fiscal year 2007.  While not required under the agreement, as determined by the Committee from time to time, Mr. Mason is also eligible to receive option grants under the 2004 LTIP or other stock-based compensation plans.

Termination

The agreement may be terminated as follows:

•	Upon Mr. Mason’s death or retirement;

•
By Orthofix International N.V. in the event Mr. Mason incurs a disability (as that term is explained in the agreement) for a continuous period exceeding 120 days during any period of 12 consecutive months and he is qualified and eligible to receive disability benefits;

•	By Mr. Mason for good reason (as that term is defined in the agreement) not later than 90 days following the event constituting good reason; or

•	By Orthofix International N.V. for cause (as that term defined in the agreement) or without cause.

For a description of potential payments upon termination or change of control, see “Potential Payments Upon Termination or Change of Control – Potential Payments to Bradley R. Mason.”

Certain Other Provisions

The agreement contains a non-competition covenant that lasts for one year following a termination of employment to the extent Mr. Mason has received, or will be receiving, any payments or benefits pursuant to the agreement, and confidentiality and assignment of inventions provisions that last indefinitely. In addition, the agreement also contains a non-solicitation provision that lasts for two years following a termination of employment for any reason.

Amended and Restated Performance Accelerated Stock Option Agreement with Mr. Mason

On December 30, 2003, in conjunction with the acquisition of Breg, Inc., we granted inducement stock option awards to Mr. Mason.  Pursuant to the original PASO, Orthofix granted 150,000 stock options to Mr. Mason as a key executive officer of Breg, Inc.  The exercise price was fixed at $38.00 per share on November 20, 2003, which was the date Orthofix announced the agreement to acquire Breg, Inc.  The options vested on December 30, 2007, the fourth anniversary of the grant date.  Following vesting on December 30, 2007, the original PASO limited Mr. Mason’s ability to exercise specific numbers of options during the years 2008 – 2012.  If not exercised sooner as permitted under the original PASO, all options would have ultimately been exercisable after December 30, 2012, but prior to December 30, 2013.

As an inducement to Mr. Mason to extend the term of his employment agreement with the Company for one year as noted above, as well as to meet certain requirements under Section 409A of the Internal Revenue Code, the Company and Mr. Mason entered into the Amended PASO in November 2007.

The Amended PASO did not change the vesting date of the options granted thereunder.  However, the Amended PASO provides that Mason’s options will only be exercisable during the fixed period beginning January 1, 2009, and ending on December 31, 2009 in lieu of the prior exercise limitations.  Subject to certain termination provisions and notwithstanding any other provisions of the Amended PASO, any portion of the options that are not exercised by December 31, 2009 will not be exercisable thereafter and will lapse and be cancelled.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Potential Payments to Alan W. Milinazzo, Michael M. Finegan and Oliver Burckhardt

Termination

Under their employment agreements, each of Messrs. Milinazzo, Finegan, Burckhardt and Hein is generally entitled to receive the following in the event of termination as a result of death, disability, for good reason or without cause (subject, in the case of Mr. Hein, to the limitations described above):

•	Any amounts actually earned or owing through the date of termination (such as base salary, incentive compensation or accrued vacation) payable within 30 days after the date of termination.

•
The pro rata amount of any bonus plan incentive compensation for the fiscal year of the executive’s termination of employment (based on the number of business days he was actually employed by the Company during the fiscal year in which the termination of employment occurs) that he would have received had his employment not been terminated during such year.  This pro rata amount is payable at the time such incentive compensation is paid to other senior executives of the Company (generally, before March 15 of the next year).

•
An amount equivalent to a multiple of the executive officer’s Base Amount payable within 30 days after the date of termination calculated as set forth in the employment agreement.  The timing of such payment may be modified in accordance with Section 409A of the Internal Revenue Code.  This multiple increases as described below for payments triggered following a change of control.  ”Base Amount” means an amount equal to the sum of:

(1)	the executive officer’s annual base salary at the highest annual rate in effect at any time during the term of employment; and

(2)
the greater of (a) the executive officer’s target bonus in effect during the fiscal year in which termination of employment occurs, or (b) the greater of (i) the average of his annual bonuses actually earned for the two years ending immediately prior to the year in which termination of employment occurs or (ii) the average of his annual bonuses actually earned for the two years ending immediately prior to the change of control or potential change of control (as those terms are defined in the employment agreement), in each case with adjustments made for eligibility and any partial years.

•
All stock options previously granted to the executive officer will vest in full and be immediately exercisable.  Any risk of forfeiture included in restricted stock grants will immediately lapse.  If the executive officer’s termination is for good reason or without cause, the executive officer will have until the latest date that each stock option would otherwise expire by its original terms had the executive officer’s employment not terminated (but in no event later than 10 years from the original grant date), to exercise any outstanding stock options.

•
Continuation of basic employee group welfare benefits (but not pension, retirement, profit-sharing, severance or similar compensatory benefits) for him and dependents substantially similar to those being received immediately prior to termination for a limited amount of time.

•	Up to $25,000 for outplacement fees incurred during the 24-month period following the date of termination.

In the event of termination for cause or as a result of voluntary termination by the executive officer, the executive officer will only be entitled to receive the following:

•	Any amounts actually earned or owing through the date of termination (such as base salary, incentive compensation or accrued vacation); and

•
Any benefits under the Company’s stock-based compensation plans or employee benefit plans available resulting from the termination events (including under COBRA), without the agreement granting any greater rights with respect to such matters than provided for in such plans.

See “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation - Other Compensation – Deferred Compensation Plan” for a discussion of payments pursuant to the Deferred Compensation Plan upon termination of employment.

Change of Control

All agreements provide for a “double-trigger” so that a change of control (as that term is defined in the agreement) alone does not grant the executive officer any specific right to terminate his employment agreement or receive severance benefits, but it can result in increased payments in the event of termination for good reason or without cause during the change of control period (as that term is defined in the employment agreement).  The multiple applicable to the executive officer’s Base Amount increases as described below for payments triggered following a change of control.  The agreements do not alter any rights the executive officers may have under separate stock-based compensation plans or agreements with the Company, and which generally provide that all stock options immediately vest upon a change of control (as that term is defined under the 2004 LTIP) without reliance on any other triggering event.

See “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation - Other Compensation – Deferred Compensation Plan” for a discussion of payments pursuant to the Deferred Compensation Plan upon a change of control.

Estimated Payments

The following table reflects the estimated payments and benefits that would be provided to each of these executive officers upon their termination or upon a change of control pursuant to the terms of their respective employment agreements and related stock option agreements.  For purposes of this table, we assume that the triggering event took place on December 31, 2007 (the last business day of our 2007 fiscal year) and the price per share of our common stock was $57.97, the closing market price as of that date.  For any triggering event that presupposes a change of control, we assume a change of control has so occurred.

Name	Triggering Event	Lump Sum Severance Payment ($)	Value of Stock-Based Rights ($)(1)	Value of Welfare Benefits ($)	Fees and Expenses of Out-placement Firm ($)(2)	Total ($)(3)
Alan W. Milinazzo	Termination for death, disability, good reason or without cause	$1,015,875	$2,409,788	$18,918(6)	$25,000	$3,469,581
	Termination for cause or voluntary termination	–	–	–	–	–
	Change of control(4)	–	$2,409,788	–	–	$2,409,788
	Termination for good reason or without cause within a change of control period(5)	$1,354,500	–	$25,224(7)	$25,000	$1,404,724
Oliver Burckhardt	Termination for death, disability, good reason or without cause	$456,750	$373,400	$10,722(8)	$25,000	$865,872
	Termination for cause or voluntary termination	–	–	–	–	–
	Change of control(4)	–	$373,400	–	–	$373,400
	Termination for good reason or without cause within a change of control period(5)	$685,125	–	$16,083(6)	$25,000	$726,208
Michael M. Finegan	Termination for death, disability, good reason or without cause	$360,150	$1,282,900	$10,726(8)	$25,000	$1,678,776
	Termination for cause or voluntary termination	–	–	–	–	–
	Change of control(4)	–	$1,282,900	–	–	$1,282,900
	Termination for good reason or without cause within a change of control period(5)	$540,225	–	$16,089(6)	$25,000	$581,314
_______________

(1)         The amount disclosed is the value of the accelerated options calculated as the difference between the exercise price and the closing price as of December 31, 2007.  The value of the stock-based rights would be $ ______ and $ ______ for Mr. Milinazzo, $ ______ and $ ______ for Mr. Burckhardt and $ ______ and $ ______ for Mr. Finegan, respectively, if calculated at $_____ per share, which was the price per share on April ___, 2008.
(2)         Maximum fees and expenses during 24 months following date of termination.
(3)         In addition to this amount, if a dispute arises under or in connection with an agreement the Company will be responsible for its own fees, costs and expenses and shall pay to the executive officer an amount equal to all reasonable attorneys’ and related fees, costs and expenses incurred by the executive officer in connection with the arbitration of that dispute subject to certain exceptions, as discussed below.
(4)         The stock option agreements under the 2004 LTIP provide that the exercisability of outstanding options accelerates upon a change of control.  As noted above, all the employment agreements provide for a “double-trigger” so that a change of control (as that term is defined in the employment agreement) alone does not grant the executive officer severance benefits.  The definition of this event in the executive officer’s stock option agreement is different than that provided in each executive officer’s employment agreement.
(5)         As defined in the employment agreement, a “change of control period” means the 24 month period commencing on the date of a change of control.  This period will instead commence on the date immediately prior to the date of the executive officer’s termination if the termination is prior to the change of control date under certain circumstances set forth in the agreement.  If this event were to occur simultaneously with the change of control, the executive would also receive the benefits described under “Change of Control” in the table above.  If termination occurs following the “Change of Control,” the executive officer will receive these benefits in addition to those described under “Change of Control” above.
(6)         For 18 months post-termination (assuming the executive officer does not secure coverage from new employment during that time).
(7)         For 24 months post-termination (assuming the executive officer does not secure coverage from new employment during that time).
(8)         For 12 months post-termination (assuming the executive officer does not secure coverage from new employment during that time).

While Mr. Adams entered into an employment agreement upon his commencing employment with the Company, as a result of his departure from the Company, that agreement has terminated. As such, while as of December 31, 2007, he would have been entitled to rights similar to those described above, he is now not entitled to any of the rights described herein other than with respect to the limited items set forth above with respect to voluntary termination, so a description for him has been omitted.

Potential Payments to Thomas Hein

Since the Prior Agreements in effect with Mr. Hein as of December 31, 2007 have since been terminated and because all payment terms with Mr. Hein are now set forth in the Hein Employment Agreement, the amounts below are calculated as if Mr. Hein had been terminated by the Company on April 15, 2008.

Termination

Under the Hein Employment Agreement, if Mr. Hein is terminated by the Company without Cause he is entitled to receive the Retention Bonus of $150,000 and the Good Reason Payment of $407,726 (if such termination occurs before payment of such amounts according to their terms on July 15, 2008 and January 1, 2009, respectively) and continuation of his welfare benefits (or equivalent value) for him and his spouse through his 65th birthday.  Additionally, the Incentive Options would immediately vest and the exercise period of such options would continue until the tenth anniversary of the date of grant as provided in the award documents.   Any other options held by Mr. Hein would be exercisable in accordance with the terms of the respective award documents.

If Mr. Hein’s employment is terminated by the Company for Cause or by Mr. Hein in a Voluntary Termination (as defined in the Hein Employment Agreement), Mr. Hein will be entitled only to any amounts actually earned or owing through the date of termination (such as base salary, incentive compensation or accrued vacation) and the Good Reason Payment.  Mr. Hein will also be able to exercise any Incentive Options that are vested by their terms as of the date of such termination at any time within three months of such date.  Any other options held by Mr. Hein would be exercisable in accordance with the terms of the respective award documents.

Estimated Payments

The following table reflects the estimated payments and benefits that would be provided to Mr. Hein upon his termination pursuant to the terms of the Hein Employment Agreement as of April 15, 2008.

Triggering Event(1)	Lump Sum Severance Payment ($)	Value of Stock-Based Rights ($)(3)	Value of Welfare Benefits ($)(4)	Total ($)
Termination without Cause	$557,726(2)	–	$75,000	$632,726(5)
Change in Control	–	–	$75,000	$75,000
Termination for Cause or Voluntary Termination	$407,726	–	–	$407,726

_______________

(1)     In the event Mr. Hein had been terminated as of December 31, 2007 with the Prior Agreements in place, he would have been entitled to (i) a lump sum severance payment of $407,726 (the Good Reason Payment), (ii) welfare benefits with a value of approximately $13,742 and (iii) fees and expenses for an out-placement firm in the amount of $25,000, for a total estimated termination payment of $446,468.  No acceleration of stock options would have occurred at such time as all of Mr. Hein’s then-outstanding options were vested as of December 31, 2007.
(2)     This amount includes the Good Reason Payment of $407,726 and the Retention Bonus of $150,000.
(3)         The amount disclosed is the value of the accelerated options calculated as the difference between the exercise price and the closing price as of April 15, 2008.  There is no realized value of such rights because the closing price of the Company's common stock as April 15, 2008 is less than the exercise price.
(4)         Estimate of the cost to provide noted welfare benefits to Mr. Hein and his spouse through his 65th birthday.
(5)         In addition to this amount, if a dispute arises under or in connection with the employment agreement each party will be responsible for its own fees, costs and expenses, but if Mr. Hein is the prevailing party we shall pay to Mr. Hein an amount equal to all attorneys’ and related fees, costs and expenses.

Potential Payments to Bradley R. Mason

Termination

Under his employment agreement, if Mr. Mason is terminated without cause he is entitled to receive a lump sum payment equal to:

•	the average of his annual base salary at the highest rate in effect in the 90-day period immediately before the termination and his annual base salary for the year preceding the termination;

•	the average of his annual bonuses for the two years before the year in which the termination occurs; and

•	his annual automobile allowance.

Upon a resignation for good reason (as such term is defined in the agreement), Mr. Mason is entitled to half the amount that he would receive had he been terminated without cause. Under either circumstance, Mr. Mason will be entitled to continuation of his welfare benefits for up to one year following his termination.  The exercise period of any stock options held by Mr. Mason will continue for the lesser of one year of his securing new employment following a termination without cause and six months following a resignation for good reason.  However, the inducement stock award granted to him is governed by the terms and conditions of the applicable Performance Accelerated Stock Option Inducement Agreement. We are also required to provide Mr. Mason with reimbursement for outplacement services of up to $20,000 upon a termination without cause or resignation for good reason.

If Mr. Mason’s employment is terminated for cause (as such term is defined in the agreement) or due to death, disability or retirement, Mr. Mason will not be entitled to the foregoing benefits.

Change of Control

If there is a change of control (as such term is defined in the agreement) of the Company:

•	the term of the agreement automatically extends for one year from the date of the change of control (unless the then current term is greater than one year);

•
all stock options and stock appreciation rights will vest automatically (provided, however, that the inducement stock award granted to Mr. Mason is governed by the terms and conditions of the applicable Performance Accelerated Stock Option Inducement Agreement); and

•	any forfeiture provisions included in Mr. Mason’s restricted stock awards will immediately lapse.

In addition, in the event that Mr. Mason is terminated without cause or resigns for good reason following a change of control, he is entitled to receive a lump sum payment equal to:

•
the greater of (i) the average of his annual base salary at the highest rate in effect in the 90-day period immediately before the termination and his annual base salary for the year preceding the termination and (ii) the average of his annual base salary in effect immediately before the change of control and his annual base salary for the year preceding the change of control;

•
the greater of (i) the average of his annual bonuses for the two years before the year in which the termination occurs and (ii) the average of his annual bonuses for the two years before the year in which the change of control occurs; and

•	his annual automobile allowance.

The agreement also provides that, in the event that any payments made to Mr. Mason constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, then the amounts to be paid to him will be reduced so that no excess parachute payments exist.

Estimated Payments

The following table reflects the estimated payments and benefits that would be provided to Mr. Mason upon his termination or upon a change of control pursuant to the terms of his employment agreement.  For purposes of this table, we assume that the triggering event took place on December 31, 2007 (the last business day of our 2007 fiscal year) and the price per share of our common stock is $57.97, the closing market price as of that date.  For any triggering event that presupposes a change of control, we assume a change of control has so occurred.

Triggering Event	Lump Sum Severance Payment ($)(1)	Value of Stock-Based Rights ($)(2)	Value of Welfare Benefits ($)(3)	Fees and Expenses of Out-placement Firm ($)(4)	Total ($)
Termination without cause	$306,410	–	$11,424	$20,000	$337,834(5)
Termination for good reason	$153,205	–	$11,424	$20,000	$184,629(5)
Termination for cause or voluntary termination	–	–	–	–	–
Change of control	–	$626,650(6)	–	–	$626,650
Termination for good reason or without cause within a change of control period	$306,410	–	$11,424	$20,000	$337,834(7)
_______________

(1)         Includes accrued vacation amounts to be paid under California law.
(2)         The amount disclosed is the value of the accelerated options calculated as the difference between the exercise price and the closing price as of December 31, 2007.  The value of the stock-based rights would be $ ______ if calculated at $_____ per share, which was the price per share on April ___, 2008.
(3)         For 12 months post-termination (assuming Mr. Mason does not secure coverage from new employment during that time).
(4)         Maximum fees and expenses during 24 months following date of termination.  Note that the Company will be responsible for any costs and expenses incurred in hiring an executive outplacement firm for Mr. Mason, up to the amount disclosed.
(5)         In addition to this amount, if a dispute arises under or in connection with the employment agreement each party will be responsible for its own fees, costs and expenses, but if Mr. Mason is the prevailing party we shall pay to Mr. Mason an amount equal to all attorneys’ and related fees, costs and expenses.
(6)         While Mr. Mason’s employment agreement and PASO agreement provide that the vesting of outstanding options accelerates upon a change of control, the vested PASOs continue to be subject to the limitations on exercise set forth in the PASO agreement.  The amount disclosed is the value of the accelerated options calculated as the difference between the exercise price and the closing price as of December 31, 2007.
(7)         In addition to this amount, if a dispute arises under or in connection with the employment agreement Mr. Mason may retain counsel at the expense of the Company to represent him in any legal proceeding arising out of such agreement.  Without respect to whether Mr. Mason prevails, we shall pay to Mr. Mason an amount equal to all attorneys’ and related fees, costs and expenses (subject to certain exceptions).

DIRECTOR COMPENSATION

Directors are traditionally elected each year at the Annual General Meeting of Shareholders, usually held in June.  Other director appointments occur from time to time as determined by the Board, for instance, in the event of vacancies on the Board resulting from a director’s death or resignation.

For 2007, the Board adopted a director compensation philosophy providing for a 60th percentile goal for total director compensation.   This philosophy is consistent with the 2007 total compensation philosophy applied to the compensation levels of the executive officers.  Non-employee directors receive a mix of cash and equity-based compensation as consideration for serving on the Board.  Current Board compensation levels were determined by the Board, including based upon consideration of Towers Perrin’s 2008 compensation analysis, which included a competitive market analysis to determine competitive compensation levels for our directors.    Towers Perrin’s analysis concluded that the Board’s cash fees were in line with its philosophy, but that our equity-based compensation for directors was below our peer group as compared to our preferred percentile goals.

Upon election or appointment to the Board, each Board member is currently entitled to an annual fee of $55,000 for his services, pro-rated for any partial year of service.  Chairmen of Committees are entitled to additional compensation ranging from $5,000 to $10,000 for serving in those capacities, and the Chairman of the Board receives an annual salary of $200,000 in his role as an executive chairman in lieu of any Board fees.  We do not pay any other meeting fees.  Each director may elect at the time of election to the Board or at a subsequent increase in fees to have their director fee paid either in U.S. Dollars or in the director’s local currency.  If a director does not elect to have his director fee paid in his local currency, the Company will pay the director fee in U.S. Dollars.

Directors also receive grants of stock options under the 2004 LTIP.  These grants include (i) a grant of 30,000 options, granted on the date of such director’s first election to the Board, with such options generally vesting in one-fifth increments over a 5-year period (so long as a director remains on the Board and subject to earlier vesting in the event of a change in control), and (ii) a grant of 3,000 options, granted on the date of any re-election or re-appointment to the Board, with such options generally vesting in one-third increments on the anniversary of each grant (so long as a director remains on the Board and subject to earlier vesting in the event of a change in control).  In 2007, grant levels were established by the Board based upon Towers Perrin’s competitive assessment and were approved by the Company’s shareholders.  For 2008, based upon a comparison of the Company’s current peer group and subject to shareholder approval, the Board is recommending to increase the annual grant from 3,000 to 5,000 options as part of the 2004 LTIP amendment described below.  For more information on the 2004 LTIP generally, see “Executive Compensation – Compensation Discussion and Analysis – Elements of In-Service Executive Compensation – Long-Term Equity-Based Incentives.”  See also Proposal 2 of this Proxy Statement.

The following table provides information regarding director compensation during the fiscal year ended December 31, 2007.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

(a)	(b)	(d)	(g)	(h)
James F. Gero – Chairman(5)	200,000	160,217	8,800(6)	369,017
Jerry C. Benjamin	65,000(7)	88,552	–	153,552
Charles W. Federico(8)	55,000	13,173	50,784(9)	118,957
Peter J. Hewett	55,000	13,173	158,250(10)	228,273
Dr. Guy J. Jordan	60,000(11)	104,494	–	164,494
Thomas J. Kester	60,000(12)	88,552	–	148,552
Dr. Walter P. von Wartburg	70,040(13)	88,552	–	158,592
Kenneth R. Weisshaar	55,000	104,494	–	159,494
Stefan Widensohler(14)	27,500	–	–	27,500
______________

(1)         Mr. Milinazzo was a director and executive officer during 2007.  As such, information about him and his compensation figures are only listed in the Summary Compensation Table above and not in this Director Compensation Table.
(2)         Each of our non-employee directors receives an annual fee of $55,000 (or local currency equivalent at the director’s election) for his services (pro-rated for partial years).
(3)         Amounts shown do not reflect compensation actually received.  Instead, the amounts shown are the 2007 compensation cost recognized for stock option awards for financial statement reporting purposes as determined pursuant to Statement of Financial Accounting Standards No. 123(R), or FAS 123R.  The assumptions used in the calculation of values of stock option awards are set forth under the section entitled “Share-based Compensation” in “Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates” in the Company’s Annual Report on Form 10-K for 2007, filed with the SEC on February 29, 2008.  Our directors’ outstanding option awards as of December 31, 2007 are as follows: Mr. Gero – 61,000; Mr. Benjamin – 39,000; Mr. Federico – 3,000; Mr. Hewett – 3,000; Dr. Jordan – 33,000; Mr. Kester – 33,000; Dr. von Wartburg – 39,000; and Mr. Weisshaar – 33,000.
(4)         Excludes perquisites and other personal benefits unless the aggregate amount of such annual compensation exceeded $10,000 for the director.

(5)         Mr. Gero was a director and executive officer during 2007.
(6)         Includes $8,800 for 401k matching.
(7)         Mr. Benjamin received an additional $10,000 for his services as Chairman of the Audit Committee.
(8)         In 2005, we entered into an employment agreement with Mr. Federico while he was serving as our President and Chief Executive Officer.  While Mr. Federico ceased serving as an employee of the Company in 2006, he remains a director of the Company.  Under the applicable and continuing provisions of his employment agreement, from April 15, 2007 until December 31, 2010, he provides consulting services to the Company.  We pay Mr. Federico (i) $55,000 per year so long as he remains a director of the Company and (ii) $110,000 per year during such time as he provides consulting services, but is not a director.  In addition, Mr. Federico and his dependents are entitled to group health benefits (or the financial equivalent thereof) during the consulting period.  He is also provided with secretarial support in order to assist him in the performance of his consulting duties.  Mr. Federico and his dependents will continue to receive employee welfare benefits (or the financial equivalent thereof) during his consulting period.
(9)         This amount includes $1,730 for insurance premiums paid by, or on behalf of, the Company with respect to life insurance and $10,123 paid by, or on behalf of, the Company with respect to health insurance, $3,514 for spousal travel expenses in connection with the December 2007 meeting of the Board and $35,417 in consulting fees for consulting services beginning in April 2007.
(10)       Pursuant to written agreement, Mr. Hewett receives fees for consulting and advisory services provided by him at such times and on such special projects as requested by the Board from time to time.  He receives a fee of $1,500 per day for each day of requested services and reports directly to the Board.  The Company pays such fees and reimburses his travel and related expenses in connection with such services.  This amount represents consulting and advisory fees paid for 2007.
(11)       Dr. Jordan received an additional $5,000 for his services as Chairman of the Nominating and Governance Committee.
(12)       Mr. Kester received an additional $5,000 for his services as Chairman of the Compensation Committee in 2007.  He will receive $10,000 for his services as Chairman of the Compensation Committee in 2008.
(13)       In April 2007, it was decided to compensate Dr. von Wartburg in his role as chairman of an ad hoc group of Board members that assist the Board and senior management in reviewing selected communications to external audiences, including $5,920 for his service in 2007.
(14)       On June 20, 2007, Mr. Widensohler ceased serving as a member of the Board.

EQUITY COMPENSATION PLAN INFORMATION

Our primary equity compensation plan is the 2004 LTIP.  Some named executive officers continue to hold outstanding awards under our previous Staff Share Option Plan and Performance Accelerated Stock Option Inducement Grants, although we no longer grant awards under these plans.  All named executive officers are also eligible at their discretion to acquire shares of common stock pursuant to our Employee Stock Purchase Plan.  Each of the 2004 LTIP, the Staff Share Option Plan and the Employee Stock Purchase Plan has been approved by our shareholders.  The Performance Accelerated Stock Option Inducement Grants were not required to be approved by our shareholders.  For more information on our equity compensation plans, see “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives.”

The following table provides aggregate information regarding the shares of our common stock that may be issued upon the exercise of options and rights under all of our equity compensation plans as of December 31, 2007.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options and Rights (#) (a) (1)	Weighted-Average Exercise Price of Outstanding Options and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity Compensation Plans Approved by Security Holders	2,310,022(2)	42.78	728,826(3)
Equity Compensation Plans Not Approved by Security Holders	200,000(4)	38.00	–
Total	2,510,022	42.39	728,826
 _______________

(1)         This column includes stock options and restricted stock.  The weighted-average exercise price in column (b) only relates to the exercise price of stock options because the restricted stock has no exercise price.
(2)         Options were granted pursuant to the following plans:  the Staff Share Option Plan and the 2004 LTIP.  As mentioned above, there are currently no more shares available for issuance under the Staff Share Option Plan.
(3)         Included are 66,447 registered shares available for issuance pursuant to the Employee Stock Purchase Plan and 662,379 shares remaining available for grant under the 2004 LTIP.
(4)         On December 30, 2003, in conjunction with the acquisition of Breg, Inc., we granted inducement stock option awards to two key executive officers of Breg, Inc.  These option grants were not approved by shareholders, and were granted in reliance on the Nasdaq exception to shareholder approval for equity grants to new hires.  See “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives – Previous Equity Compensation Plans – Performance Accelerated Stock Option Inducement Agreements” for more information on these grants.

PROPOSAL 1:  ELECTION OF DIRECTORS

The current term of office for all of our current nine directors expires at this Annual General Meeting.  The Company’s articles of association provide that the number of directors shall be determined by the Board, which has resolved to increase the number from nine to ten effective at the Annual General Meeting.

The current terms of Messrs. Gero, Hewett, Benjamin, Federico, Kester, Milinazzo and Weisshaar, Dr. Jordan and Dr. von Wartburg will expire at the Annual General Meeting.  The Board has nominate each of Messrs. Gero, Hewett, Benjamin, Federico, Kester, Milinazzo and Weisshaar, Dr. Jordan and Dr. von Wartburg to stand for re-election at the Annual General Meeting.

In addition, the number of directors will be increased to ten effective at the Annual General Meeting.  The Nominating and Governance Committee has recommended the election of Maria Sainz as a director.  The Board has nominated Ms. Sainz to stand for election as a director at the Annual General Meeting.

If elected, all of these directors will hold office until the 2009 annual general meeting of shareholders and/or until their successors have been elected.

We know of no reason why any nominee may be unable to serve as a director.  If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected.  If any director resigns, dies or is otherwise unable to serve out his term, the Board may fill the vacancy until the next Annual General Meeting.

Directors Standing for Election

James F. Gero	Chairman of the Board of Directors

Mr. Gero, 63, became Chairman of Orthofix International N.V. on December 2, 2004 and has been a Director of Orthofix International N.V. since 1998. Mr. Gero became a Director of AME Inc. in 1990.  He is a Director of Intrusion, Inc., and Drew Industries, Inc. and is a private investor.

Peter J. Hewett	Deputy Chairman

Mr. Hewett, 72, was appointed Deputy Chairman of the Board of Directors in 2005 and has been a non-executive Director of Orthofix International N.V. since March 1992.  He was the Deputy Group Chairman of Orthofix International N.V. between March 1998 and December 2000.  Previously, Mr. Hewett served as the Managing Director of Caradon Plc, Chairman of the Engineering Division, Chairman and President of Caradon Inc., Caradon Plc’s U.S. subsidiary and a member of the Board of Directors of Caradon Plc of England.  In addition, he was responsible for Caradon Plc’s worldwide human resources function, and the development of its acquisition opportunities.

Jerry C. Benjamin	Director

Mr. Benjamin, 67, became a non-executive Director of Orthofix International N.V. in March 1992.  He has been a General Partner of Advent Venture Partners, a venture capital management firm in London, since 1985.  Mr. Benjamin is a director of Micromet, Inc. Phoqus, Ltd. and a number of private health care companies.

Charles W. Federico	Director

Mr. Federico, 59, has been a Director of Orthofix International N.V. from October 1996, President and Chief Executive Officer of Orthofix International N.V. from January 1, 2001 until April 1, 2006 and President of Orthofix Inc. from October 1996 to January 1, 2001.   From 1985 to 1996 Mr. Federico was the President of Smith & Nephew Endoscopy (formerly Dyonics, Inc.).  From 1981 to 1985, Mr. Federico served as Vice President of Dyonics, initially as Director of Marketing and subsequently as General Manager.  Previously, he held management and marketing positions with General Foods Corporation, Puritan Bennett Corporation and LSE Corporation.  Mr. Federico is a director of SRI/Surgical Express, Inc., BioMimetic Therapeutics, Inc. and MAKO Surgical Corp.

Dr. Guy J. Jordan, Ph.D.	Director

Dr. Jordan, 59, became a non-executive Director of Orthofix International N.V. in December 2004.  Most recently, from 1996 to 2002, Dr. Jordan served as a Group President at CR Bard, Inc., a medical device company, where he had strategic and operating responsibilities for Bard’s global oncology business and functional responsibility for all of Bard’s research and development.  Dr. Jordan earned a Ph.D. in organic chemistry from Georgetown University as well as an MBA from Fairleigh Dickinson University.  He also currently serves on the boards of Specialized Health Products International, Inc. and EndoGastric Solutions, Inc.

Thomas J. Kester, CPA	Director

Mr. Kester, 61, became a non-executive Director of Orthofix International N.V. in August 2004.  Mr. Kester retired after 28 years, 18 as an audit partner, from KPMG LLP in 2002.  While at KPMG, he served as the lead audit engagement partner for both public and private companies and also served four years on KPMG’s National Continuous Improvement Committee.  Mr. Kester earned a Bachelor of Science degree in mechanical engineering from Cornell University and an MBA degree from Harvard University.

Alan W. Milinazzo	Director, President and Chief Executive Officer

Mr. Milinazzo, 48, joined Orthofix International N.V. in 2005 as Chief Operating Officer and succeeded to the position of Chief Executive Officer effective as of April 1, 2006.  From 2002 to 2005, Mr. Milinazzo was Vice President of Medtronic, Inc.’s Vascular business as well as Vice President and General Manager of Medtronic’s Coronary and Peripheral businesses.  Prior to his time with Medtronic, Mr. Milinazzo spent 12 years as an executive with Boston Scientific Corporation in numerous roles, including Vice President of Marketing for SCIMED Europe.  Mr. Milinazzo brings more than two and a half decades of experience in the management and marketing of medical device businesses, including positions with Aspect Medical Systems and American Hospital Supply.  He earned a bachelor’s degree, cum laude, at Boston College in 1981.

Maria Sainz	Director Nominee

Ms. Sainz, 42, is being nominated for Director of Orthofix International N.V. for the first time this year.  In April 2008, she became President and Chief Executive Officer of Concentric Medical, a company developing and commercializing devices to perform mechanical clot removal post-stroke. From 2003 to 2006, she was the President of the Cardiac Surgery division of Guidant Corporation.  After Boston Scientific acquired Guidant, Ms. Sainz led the integration process for both the Cardiac Surgery and European Cardiac Rhythm Management business of Guidant into Boston Scientific.  Between 2001 and 2003, Ms. Sainz was the Vice President of Global Marketing - Vascular Intervention of Guidant.  Ms. Sainz earned a Bachelor and Masters of Arts from the Universidad Complutense de Madrid and a Masters Degree in International Management from American Graduate School of International Management.

Dr. Walter P. von Wartburg	Director

Dr. von Wartburg, 68, became a non-executive Director of Orthofix International N.V. in June 2004.  He is an attorney and has practiced privately in his own law firm in Basel, Switzerland since 1999, specializing in life sciences law.  He has also been a Professor of administrative law and public health policy at the Saint Gall Graduate School of Economics in Switzerland for 25 years.  Previously, he held top management positions with Ciba Pharmaceuticals and Novartis at their headquarters in Basel, Switzerland.

Kenneth R. Weisshaar	Director

Mr. Weisshaar, 57, became a non-executive Director of Orthofix International N.V. in December 2004.  From 2000 to 2002, Mr. Weisshaar served as Chief Operating Officer and strategy advisor for Sensatex, Inc.  Prior to that, Mr. Weisshaar spent 12 years as a corporate officer at Becton Dickson, a medical device company, where at different times he was responsible for global businesses in medical devices and diagnostic products and served as Chief Financial Officer and Vice President, Strategic Planning.  Mr. Weisshaar earned a Bachelor of Science degree from Massachusetts Institute of Technology and an MBA from Harvard University.

The Board of Directors of Orthofix recommends that you vote “FOR” the election of all nominees for director.

PROPOSAL 2: APPROVAL OF AMENDMENT NO.1 TO AMENDED AND RESTATED 2004 LONG-TERM INCENTIVE PLAN

The 2004 LTIP was originally approved by our shareholders on June 29, 2004.  The plan was subsequently amended and restated on November 5, 2004 and again on June 20, 2007.  The Board unanimously recommends that you approve the further amendment to the 2004 LTIP, which the Board adopted on April 16, 2008, subject to shareholder approval.

We propose to further amend the 2004 LTIP to:
(i) increase the number of shares subject to awards under the plan from 2,800,000 to 3,100,000 (which will be aggregated with certain shares available under the Staff Share Option Plan as described below) to ensure that we have a sufficient number of shares of our common stock available for equity-based awards;
(ii) increase the annual grant to directors from 3,000 to 5,000 shares of Company common stock; and
(iii) limit in the future the number of shares of Company common stock that may be awarded under the plan as full value awards to 100,000 shares.

We believe that the ability to make competitive equity-based awards is an essential part of our compensation program.  Additional shares must be reserved for issuance under the 2004 LTIP to allow for future grants.

Description of the 2004 LTIP

The following is a brief summary of the material features of the 2004 LTIP and its operation.  A copy of the 2004 LTIP with Amendment No. 1 thereto is attached as Appendix I to this proxy statement.  The further amendment of the 2004 LTIP will be effective upon an affirmative vote of a majority of the votes cast on this proposal at the Annual General Meeting.  If the amendment is not approved, the 2004 LTIP will continue in its current form.

The description below reflects the amendments proposed hereby.  There are no other proposed changes to the 2004 LTIP except as set forth above.

On December 31, 2007, there were 2,169,887 awards outstanding under the plan, consisting of 2,104,110 stock options and 65,787 shares of restricted stock.  Of the stock options outstanding, 639,240 were exercisable. 222,656 stock option awards under the plan have been previously exercised and 662,379 remain available for issuance.  The closing price of our common stock as of April ___, 2008 was $_____.

Purposes and Eligibility

The purposes of the 2004 LTIP are to provide an incentive to certain officers, employees, directors and consultants of the Company and its subsidiaries to increase their ownership interest in the Company in order to align their interests with the shareholders, to more closely tie executive compensation to Company performance and to create long-term performance and service incentives for executive officers and other key employees.  As of April ___, 2008, we estimate that approximately 7 directors, 7 executives and 1,400 full-time employees of the Company are eligible to receive awards under the 2004 LTIP.  Currently, there are approximately 160 participants in the 2004 LTIP.

Number of Shares of Common Stock Subject to the 2004 LTIP

The maximum number of shares of our common stock that may be issued pursuant to awards under the 2004 LTIP, subject to the anti-dilution provisions, will be the aggregate of (1) 3,100,000 shares, (2) the number of shares of our common stock previously authorized and available for future awards under our Staff Share Option Plan as of the date the 2004 LTIP was originally approved by our shareholders, and (3) any shares corresponding to an award, or portion thereof, under our Staff Share Option Plan that have been forfeited or expire for any reason without having been exercised or settled since the date the 2004 LTIP was originally approved by our shareholders.  Shares issued upon exercise of awards may be either authorized and unissued shares or shares held by the Company in its treasury.  See “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Long Term Equity-Based Incentives.”

Special Limits on Stock Options, Restricted Stock, Restricted Share Units, Performance Share Units, Stock Appreciation Rights and Other Awards

The maximum number of shares of common stock that, in the aggregate, may be subject to restricted share units, performance share units, restricted stock and other awards under the 2004 LTIP is 400,000 shares, provided that if the shareholders approve the amendment to the 2004 LTIP, the number of shares of Company common stock that may thereafter be awarded as full value awards (such as restricted share units payable in Company common stock, performance share units payable in Company common stock, restricted stock and Other Awards (as defined in the 2004 LTIP) payable in Company common stock) may not exceed 100,000 shares.

The maximum number of shares of common stock subject to stock options that may be awarded to any participant in any calendar year is limited to 200,000 shares (with a carryover of any unused portion to future years).  In addition, the number of shares of common stock subject to restricted share units, performance share units, restricted stock, stock appreciation rights or other awards that may be awarded to any participant in any calendar year is limited to 200,000 shares (with a carryover of any unused portion to future years), subject to the provisions outlined above limiting the number of shares of restricted stock that may be issued.  These maximum individual limits are required to satisfy requirements under Section 162(m) of the Internal Revenue Code.

Administration

The Committee administers the 2004 LTIP and, among other powers, it selects participants from among eligible individuals, determines the number of shares of our common stock that will be subject to each award or the cash amount payable in connection with an award, and determines the terms and conditions of awards subject to the limitations detailed below.  The Committee may from time to time delegate some or all of its authority to one or more of its members or the Chief Executive Officer and Chief Financial Officer, subject to certain limitations.  See “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives – Current Equity Compensation Plans – 2004 Long-Term Incentive Plan.”

The Committee has the discretion to electronically deliver or make award documents, give notice and other elections under the 2004 LTIP and to deliver or otherwise evidence shares under the 2004 LTIP through book entry or other electronic format without the need to deliver an actual share certificate.  Actual share certificates will be delivered if requested by the participant.

Awards under the 2004 LTIP

Generally

The 2004 LTIP authorizes the following types of awards:

•	stock options;

•	stock appreciation rights;

•	restricted stock;

•	restricted share units;

•	performance share units; and

•	other forms of equity-based or equity-related awards that the Committee determines to be consistent with the purposes of the 2004 LTIP and the interests of the Company.

The Committee determines vesting (subject to the below), exercisability, payment and other restrictions that apply to an award.

All awards under the 2004 LTIP are subject to certain minimum vesting requirements.  Awards that are not intended to be performance-based compensation shall vest, or the restrictions shall lapse, as the case may be, at a rate of 33 1/3% per year on each of the first three anniversaries of the date of grant.  Awards that are intended to be performance-based compensation shall vest, or the restrictions shall lapse, as the case may be, no sooner than 12 months following the date of grant.  The Committee retains the discretion to accelerate the vesting or lapse of restrictions of an award in the event of a participant’s termination or a change of control of the Company.  See “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives – Current Equity Compensation Plans – 2004 Long-Term Incentive Plan.”

Neither the Committee nor the Board may reduce the exercise or grant price of a stock option or stock appreciation right, or cancel or replace any stock option or stock appreciation right with an option or stock appreciation right having a lower exercise or grant price without approval of the shareholders.  The Committee may also not exercise discretion in establishing valuation methodologies for awards under the plan.  The price of all awards is tied to the fair market value of our common stock.  Under the 2004 LTIP, “fair market value” means, as of any date that requires determination of the fair market value, the closing price of our common stock as quoted on Nasdaq on such date of determination (with other definitions provided under the plan if our common stock is no longer traded on Nasdaq).

The Committee generally has the authority to determine the effect, if any, that a participant’s termination of service or a change of control of the Company will have on an award.  The Committee may determine whether any award is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Internal Revenue Code.  The 2004 LTIP and any award documents shall be interpreted and construed in compliance with Section 409A of the Internal Revenue Code and, to the extent the Committee determines that any award under the 2004 LTIP is subject to Section 409A, the award documents shall contain the terms and provisions necessary to avoid the consequences specified in Section 409A(a)(1).

Stock Options

Stock options may be either nonqualified stock options or incentive stock options (within the meaning of Section 422 of the Internal Revenue Code).  The exercise price of a nonqualified stock option may not be less than 100% of the fair market value per share on the date of grant.  Participants may pay the exercise price of a stock option in any form approved by the Committee at the time of grant.  The Committee establishes a vesting schedule for each stock option at the time of grant, as well as the term of such option, which under the 2004 LTIP cannot exceed 10 years from the date the option was granted.

The 2004 LTIP provides for certain conditions that apply to incentive stock options in accordance with the applicable requirements of Section 422 of the Internal Revenue Code and the regulations thereunder.  For example, the exercise price per share of an incentive stock option may not be less than 100% of the fair market value per share on the date of grant or on the date the exercise price is fixed.

Stock Appreciation Rights

Stock appreciation rights entitle a participant to receive, upon satisfaction of certain conditions, an amount equal to the excess, if any, of the fair market value on the date of exercise of the number of shares of our common stock for which the stock appreciation right is exercised over the exercise price for such stock appreciation right.  The exercise price of a stock appreciation right may not be less than 100% of the fair market value per share on the date of grant.  At the discretion of the Committee, the Committee may make payments to a participant upon exercise of a stock appreciation right in cash, shares of our common stock or a combination of cash and stock.  No award of a stock appreciation right may extend beyond the tenth anniversary of its date of grant.  The Committee may grant stock appreciation rights alone or together with stock options.

Restricted Stock

The Committee has the authority to grant restricted stock to participants pursuant to the 2004 LTIP.  Restricted stock is common stock of the Company subject to vesting (whether time or performance based) and the participant’s continued service with the Company.  Each grant of restricted stock is subject to the terms, conditions and restrictions established by the Committee and set forth in the applicable award document.  The award document also specifies the conditions regarding the grant, vesting or issuance of restricted stock and the purchase price of the restricted stock (if any).

Restricted Share Units

The Committee has the authority to grant restricted share units to participants pursuant to the 2004 LTIP.  A restricted share unit generally represents the right of the participant to receive one or more shares of our common stock, subject to the terms and conditions established by the Committee, in consideration of the participant’s employment with the Company or any of its subsidiaries.  If and when these terms and conditions are satisfied and any forfeiture provisions lapse, the restricted share units will, at the discretion of the Committee, become shares of our common stock owned by the respective participant or be payable in cash, shares of our common stock or a combination of cash and stock, with a value equal to the fair market value of the shares at the time of payment.

Performance Share Units

The Committee has the authority to grant performance share units to participants pursuant to the 2004 LTIP.  A performance share unit generally entitles a participant to receive, subject to terms and conditions established by the Committee, a target number of shares of our common stock based upon the achievement of performance goals over a performance period.  Performance share units are subject to conditions of vesting and time of payment as the Committee may determine.  At the discretion of the Committee, performance share units will be settled through the delivery of shares of our common stock, cash or a combination of cash and stock, with a value equal to the fair market value of the shares as of the last day of the applicable performance period.

Other Equity Awards

The Committee has the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described above that the Committee determines to be consistent with the purposes of the 2004 LTIP and the interests of the Company.  These awards may provide for cash payments based in whole or in part on the value (or future value) of shares of our common stock, for the acquisition (or future acquisition) of shares of our common stock, or for any combination thereof.

Awards to Non-Employee Directors

Under the 2004 LTIP, each non-employee director is granted an award of 30,000 shares of common stock on the date of their first election to the Board.  This award vests, or the restrictions lapse, as applicable, at the rate of 6,000 shares per year on each of the first five anniversaries of the date of grant (provided the participant is still a member of the Board on each anniversary).  Non-employee directors also receive an annual award of 3,000 shares of common stock on the date of each director’s re-election or re-appointment to the Board.  The proposed amendment would increase this annual award from 3,000 to 5,000 shares of common stock, which the Board believes will more closely align the directors’ equity-based compensation with the equity-based compensation of the Company’s peer group companies.  This award vests, or the restrictions lapse, as applicable, at the rate of 33 1/3% per year on each of the first three anniversaries of the date of grant (provided the participant is still a member of the Board on each anniversary).  The Committee may determine what form of award to grant to the non-employee director.  We retain the ability to grant additional awards to non-employee directors that also serve as consultants to the Company or any of its subsidiaries or are executive officers of the Company.

Amendment and Termination of 2004 LTIP

The Board may amend, suspend or terminate the 2004 LTIP at any time.  However, the Board must obtain shareholder approval to increase the maximum number of shares issuable under the plan.  Also, the Board may not amend, suspend or terminate the 2004 LTIP without a participant’s consent if it would adversely affect the participant’s rights to previously-granted awards, unless the Board determines that amendments to the plan or previously-granted award documents are necessary or appropriate to exempt awards from or conform the 2004 LTIP to the requirements of Section 409A of the Internal Revenue Code, in which case the Board may adopt such amendments to the plan or applicable award documents, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect) as it deems appropriate under the circumstances.

Certain U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of awards under the 2004 LTIP are summarized below.  The information set forth below is a summary only and does not purport to be complete.  The information is based upon current federal income tax rules and therefore is subject to change when those rules change.  Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, foreign and other tax consequences of the grant, exercise or settlement of an award or the disposition of shares of our common stock acquired as a result of an award.  The 2004 LTIP is not qualified under the provisions of Section 401(a) of the Internal Revenue Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options

The grant of a nonqualified stock option with an exercise price equal to the fair market value of our stock on the date of grant has no immediate federal income tax effect.  The participant will not recognize any taxable income and we will not receive a tax deduction.

When the participant exercises the option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of our common stock on the date of exercise over the exercise price.  If the optionee is employed by the Company or any of its subsidiaries, we are required to withhold tax on the amount of income recognized. We will receive a tax deduction equal to the amount of income recognized.

When the participant sells the shares of our common stock obtained from exercising a nonqualified stock option, any gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held).  Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the participant.

Incentive Stock Options

When a participant is granted an incentive stock option, or when the participant exercises the incentive stock option, the participant will generally not recognize taxable income (except for purposes of the alternative minimum tax) and we will not receive a tax deduction.

If the participant holds the shares of our common stock for at least two years from the date of grant, and one year from the date of exercise (the "holding period"), then any gain or loss will be treated as long-term capital gain or loss.  If, however, the shares are disposed of during the holding period, the participant will recognize taxable income equal to the lesser of the fair market value of the shares on the exercise date minus the exercise price or the amount realized on disposition minus the exercise price.  Any gain in excess of the taxable income portion will be taxable as long-term or short-term capital gain.  We will only receive a tax deduction if the shares are disposed of during the holding period.  The deduction will be equal to the amount of taxable income the participant recognizes.

Restricted Stock

Generally, a participant who receives a restricted stock award will not recognize taxable income at the time the award is received.  A participant may, however, file an election with the Internal Revenue Service (a "Section 83(b) election") within 30 days of his or her receipt of the restricted stock award to recognize taxable income, as of the date the participant receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the participant in exchange for the stock. If a participant does not file a valid Section 83(b) election with respect to the grant of restricted stock, the participant generally will recognize taxable income at the time the restricted stock becomes vested equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the participant in exchange for the stock.

The participant’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from restricted stock awards will be the amount paid for such shares plus any taxable income recognized either when the stock is received or when the stock becomes vested. Any gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held).

If the participant is employed by the Company or any of its subsidiaries, we are required to withhold tax on the amount of taxable income recognized.  We will generally be entitled to a tax deduction equal to the taxable income realized by the participant and will also be entitled to a deduction for dividends or dividend equivalents paid to the participant (if any) on restricted stock that has not vested.

Stock Appreciation Rights

Where stock appreciation rights are granted with an exercise price equal to the fair market value of our stock on the grant date, the participant will recognize taxable income upon the exercise of the stock appreciation right equal to the fair market value of the stock or cash received upon such exercise.  If the participant receives shares of our stock, then upon sale of those shares any subsequent gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held).

If the participant is employed by the Company or any of its subsidiaries, we are required to withhold tax on the amount of taxable income recognized.  We will generally be entitled to a tax deduction equal to the taxable income realized by the participant.

Restricted Stock Units and Performance Share Units

Generally, the participant who receives a restricted stock unit or a performance share unit structured to comply with the requirements of Section 409A of the Internal Revenue Code ("Section 409A") or qualify for an exception thereto, will recognize taxable income at the time the stock or cash is delivered equal to the excess, if any, of the fair market value of the shares of our common stock or the cash received over any amount paid by the participant.  If the units do not comply with the requirements of Section 409A and do not qualify for an exception thereto, then, in addition to the tax treatment described above, the participant will owe an additional 20% tax and interest on any taxes owed.

If the participant receives shares of our stock in settlement of a restricted stock unit or a performance share unit, then upon sale of those shares any subsequent gain or loss will be taxed as a capital gain or loss (long-term or short-term depending on how long the shares have been held).

If the participant is employed by the Company or any of its subsidiaries, we are required to withhold tax on the amount of taxable income recognized.  We will generally be entitled to a tax deduction equal to the taxable income realized by the participant.

Section 409A

Section 409A applies to compesation plans providing deferred compensation to employees, directors and consultants, and potentially could apply to the different awards available under the 2004 LTIP.  Failure to comply with Section 409A with respect to a specific award, in the absence of an applicable exemption, could result in current income taxation to the recipient for all amounts deferred as part of that award as well as the imposition of an additional 20% tax and interest on any underpayment of tax.  In general, Section 409A should not apply to incentive stock options, nonqualified stock options and stock appreciation rights (that are not discounted) and restricted stock (provided there is no deferral of income beyond the vesting date).  Section 409A may apply to restricted stock units and performance share units.

Section 162(m)

As described above, awards may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code in order to preserve the Company’s federal income tax deduction with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1 million and paid to certain executive officers.  To qualify, options and other awards must be granted by a Committee consisting solely of two or more “outside directors” (as defined under applicable regulations) and satisfy the limit on the total number of shares of our common stock that may be awarded to any one participant during any calendar year.  In addition, for awards other than options and stock appreciation rights (that are not discounted) to qualify, the grant, issuance, vesting or retention of the award must be contingent upon satisfying one or more of the performance criteria, as established and certified by a Committee consisting solely of two or more “outside directors.”

New Plan Benefits under the 2004 LTIP

Set forth below is a table that shows the cumulative awards actually made in 2007 and the cumulative awards that would have been made if the proposed further amendment to the 2004 LTIP had been in effect in 2007.  We cannot determine the benefits or amounts that will be received or allocated in the future under the 2004 LTIP as further amended in this Board proposal other than with respect to annual grants to non-employee directors as disclosed above and described below.  Future awards under the plan to non-employee directors are contingent upon appointment and/or re-election to the Board.  Future awards under the 2004 LTIP to all other participants will be determined by the Committee in its sole discretion and will depend on individual and corporate performance and other factors considered by the Committee.

Name and Position	Dollar Value(1)	Number of Stock Options granted in 2007 under 2004 LTIP (Actual)	Additional Number of Stock Options that would have been granted in 2007 under amended 2004 LTIP
Alan W. Milinazzo (Chief Executive Officer)	$1,053,498	75,000	–
Thomas Hein (Chief Financial Officer)	$285,145	20,300	–
Bradley R. Mason – Vice President of the Company and President of Breg, Inc.	$280,931	20,000	–
Oliver Burckhardt – President, Spine Division	$1,233,498	72,300	–
Michael M. Finegan – Vice President of Corporate Development	$313,238	22,300	–
Timothy M. Adams (former Chief Financial Officer)	$2,597,485	150,000	–
All Executive Officers as a Group(2)	$6,147,263	387,200	–
All Non-Executive Directors as a Group	$300,686	21,000	14,000
All Non-Executive Officer Employees as a Group(3)	$5,987,662	409,401	–
___________________________

(1)         Amounts shown reflect the grant date fair value of the stock options awarded calculated in accordance with FAS 123R.
(2)         For additional information regarding awards made during 2007 to the named executive officers, see “Summary Compensation Table” and “Grants of Plan-Based Awards” above.
(3)         For additional information regarding awards made during fiscal 2007 to non-employee directors, see “Director Compensation” above.

The Board of Directors of Orthofix recommends that you vote “FOR” the proposal to amend the Amended and Restated 2004 Long-Term Incentive Plan.

PROPOSAL 3: APPROVAL OF ORTHOFIX INTERNATIONAL N.V. AMENDED AND RESTATED STOCK PURCHASE PLAN

The Orthofix Inc. Employee Stock Purchase Plan (“ESPP”) was approved by our shareholders on August 21, 1995.  The ESPP is essentially a continuation by Orthofix Inc. of the American Medical Electronics, Inc. Employee Stock Purchase Plan, as amended.  The ESPP was subsequently amended on June 24, 2004 and on December 11, 2007.  The Board unanimously recommends that you approve the Orthofix International N.V. Amended and Restated Stock Purchase Plan (the “Amended Plan”), which the Board adopted on April 16, 2008, subject to shareholder approval.

We propose to further amend and restate the ESPP to:
(i)           increase the number of shares that may be issued under the ESPP by 500,000 to 950,000 to ensure that we have a sufficient number of shares of our common stock available for issuance;
(ii)          provide that the Company assume and adopt the ESPP, in lieu of Orthofix Inc. acting as sponsor of the plan;
(iii)         allow officers and directors of Orthofix Inc. and non-employee directors of the Company to participate in the ESPP on the same basis as other employees of the Company and its subsidiaries;
(iv)         provide that the determination of fair market value of Company common stock will be determined on either the first day or the last day of the plan year, whichever date renders a lower valuation; and
(v)          make other non-substantive, technical changes to the ESPP.

Description of the Amended Plan

The following is a brief summary of the material features of the Amended Plan and its operation, noting the material proposed changes to the plan.  A copy of the Amended Plan, detailing all proposed changes, is attached as Appendix II to this proxy statement.  The Amended Plan will be effective upon an affirmative vote of a majority of the votes cast on this proposal at the Annual General Meeting, but will not be operative until the 2009 plan year other than with respect to the number of shares that may be issued during the 2008 plan year.  If the Amended Plan is not approved, the ESPP will continue in its current form, but the Company would no longer have sufficient shares to continue offering shares under the plan.

The description below reflects the amendments proposed hereby.  There are no other proposed changes to the 2004 LTIP except as set forth above.

Approval and Adoption of ESPP by Orthofix International N.V.

The ESPP is currently sponsored by Orthofix Inc., which, at the time the ESPP was approved by our shareholders on August 21, 1995, was the main operating subsidiary of Orthofix International N.V.  Due to the Company’s additional operating subsidiaries and divisions, the Company proposes to become the sponsor of and adopt the Amended Plan.

Purposes and Eligibility

The purpose of the Amended Plan is to encourage eligible employees and non-employee directors of the Company to become owners of common stock of the Company, thereby giving them a greater interest in the growth and success of its business.  As of April ___, 2008, we estimate that approximately 7 directors, 7 executives and 1,400 full-time employees of the Company are eligible to purchase shares under the ESPP.  Currently, there are approximately 400 participants in the Amended Plan.  Non-employee directors of the Company are not currently eligible to participate in the ESPP.  If this proposal is adopted, non-employee directors would be eligible to participate in the plan beginning in 2009.

Number of Shares of Common Stock Subject to the ESPP

The maximum number of shares of our common stock that may be issued pursuant to the Amended Plan, subject to the anti-dilution provisions, will be 950,000 shares.  Previously, 450,000 shares were authorized to be issued under the ESPP, only 16,447 of which have not been issued and remain available for issuance.  Shares purchasable pursuant to the Amended Plan may be authorized but previously unissued shares or shares of stock held in treasury or purchased in the open market or in privately negotiated transactions.

Participation in the ESPP

As proposed to be amended and restated, all eligible employees and non-employee directors may participate in the Amended Plan on the first day of any plan year.  Eligible employees participate by electing to contribute to the Amended Plan through payroll deductions, which generally may not be more than 20% of an employee’s compensation.  Eligible non-employee directors participate by electing to contribute to the Amended Plan through deductions of their director fees and other compenstaion that are paid in cash.  Eligible participants must elect to participate in the plan prior to the beginning of the plan year.  Participants may withdraw from the Amended Plan by providing notice to the Committee before the last day of the plan year.  Upon withdrawal from the Amended Plan, all payroll deductions under the Amended Plan cease immediately, and a participant will receive a refund of his or her contribution, including all accrued interest.  An employee’s participation in the Amended Plan terminates upon his or her termination of employment, and will generally terminate upon his or her leave of absence from active employment only if such employee does not continue to make contributions to the Amended Plan during such leave of absence. A director’s participation in the Amended Plan terminates upon his or her ceasing to be a member of the Board.

Participants in Non-US Jurisdictions

With respect to participants that are subject to the tax laws of a jurisdiction outside of the US, the Amended Plan allows the Committee to adopt such modifications and procedures as it deems necessary or desirable to comply with the provisions of the laws of such non-U.S. jurisdictions in order to assure the viability of the benefits paid to such participants.  Further, the Committee may adopt sub-plans applicable to separate classes of eligible employees and non-employee directors who are subject to the laws of jurisdictions outside of the U.S.

Distribution of Common Stock

The Amended Plan provides that as soon as practicable following the last day of the plan year (but in any event, no more than two and one-half months thereafter), the Committee will distribute to each person who was a participant during the plan year a certificate or certificates representing the number of whole shares of Company common stock determined by dividing (i) the amount of the participant’s contributions for the plan year plus accrued interest, by (ii) 85% of the lower of the fair market value of the Company common stock on the first and last day of the plan year.  Under the ESPP, the purchase price for shares is equal to the fair market value per share on the first day of the plan year only for officers and directors of Orthofix Inc. and 85% of the fair market value of such shares on the first day of the plan year only for all other eligible employees.  Non-employee directors of the Company are currently not eligible to participate in the ESPP.

The Amended Plan would allow all employees, officers and directors of the Company and participating subsidiaries to participate on the same terms and no longer discriminate against some employees simply because their employer is Orthofix Inc. Under the ESPP, some officers pay the 85% purchase price, while others are required to pay 100% of fair market value simply by virtue of the entity that employs them. The Board does not believe such distinction has any benefit and is proposing its elimination.  Further, as some members of the Company’s Board who are employees can acquire shares under the ESPP, but non-employee directors cannot, the Board believes it makes sense to allow all directors to participate in the Amended Plan. This broad-based and non-discriminatory participation also furthers the Board’s goal of encouraging share ownership in the Company by all its employees, officers and directors.

Under the Amended Plan, “fair market value” means, as of any date that requires determination of the fair market value, the closing price of our common stock as quoted on Nasdaq on such date of determination (with other definitions provided under the plan if our common stock is no longer traded on Nasdaq).

The Committee may, in its discretion, require a participant to pay, prior to the distribution of Company stock, the amount the Committee deems necessary to satisfy the Company’s obligation to withhold applicable taxes that the participant incurs as a result of his or her participation in the Amended Plan.  The participant may deliver sufficient shares of Company stock, cash or irrevocably elect for the participating employer to withhold from the shares of stock to be distributed a sufficient number of shares of stock.  The Amended Plan would permit the Company or its subsidiary to deduct from all cash payments made to a participant any applicable required taxes to be withheld with respect to such payments.

Administration of the ESPP

The Committee currently oversees the ESPP, but since the ESPP is sponsored by Orthofix Inc., it is technically administered by the board of directors of Orthofix Inc., with oversight of the ESPP by the Committee.  Under the Amended Plan, the Committee would oversee and administer the plan and, among other powers, it would determine the amount of benefits payable to participants and construe and interpret the plan whenever necessary to carry out the Amended Plan’s intention and purpose.  The Amended Plan would clarify that the Committee would be able to administer the plan as necessary to take account of tax, securities law and other regulatory requirements of foreign jurisdictions.   The Committee would also generally be able to designate one or more of its members or the Chief Executive Officer or Chief Financial Officer of the Company to carry out the Committee’s responsibilities under such conditions and limitations as the Committee may determine.   The Amended Plan would also provide indemnity (except in the case of fraud, willful misconduct or failure to act in good faith) to members of the Board, the Committee, the Chief Executive Officer, the Chief Financial Officer and other officers or employees to whom duties or responsibilities are delegated in connection with the operation, administration or interpretation of the Amended Plan.  Any authority or responsibility that may be exercised by the Committee would also be exercisable by the Board.  The Board or the Committee would be able to extend or terminate the benefits of the Amended Plan to any subsidiary of the Company at any time without the approval of the Company’s shareholders.  Since the Committee currently oversees the administration of the ESPP and will oversee and administer the Amended Plan, the administration of the Amended Plan and the rights of the participants thereunder will be similar to the administration of the ESPP.

Amendment and Termination of Amended Plan

The Board may amend or terminate the Amended Plan at any time.  Upon the termination of the Amended Plan, each participant will receive a refund of his or her contributions for the plan year plus accrued interest.  However, the Board must obtain shareholder approval to increase the maximum number of shares issuable under the plan.  Also, the Board may not amend or terminate the Amended Plan if it would decrease the participant’s accrued benefits as of the effective date of such action, unless the Board determines that amendments to the plan are necessary or appropriate to exempt issuances from or conform the Amended Plan to the requirements of Section 409A of the Internal Revenue Code, in which case the Board may adopt such amendments to the plan, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect) as it deems appropriate under the circumstances.

Certain U.S. Federal Income Tax Consequences

The following is a general summary of certain U.S. federal income tax consequences to U.S. employees with respect to Company common stock issued under the Amended Plan.  This discussion applies to employees and directors who are citizens or residents of the U.S. and U.S. taxpayers. The information set forth below is a summary only and does not purport to be complete.  The information is based upon current federal income tax rules and therefore is subject to change when those rules change.  Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant's tax adviser regarding the federal, state, local, foreign and other tax consequences of the Amended Plan.  The Amended Plan is not qualified under the provisions of Section 401(a) of the Internal Revenue Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

All amounts contributed to the Amended Plan are deducted from each participant’s taxable compensation on an after-tax basis.  Participants will recognize taxable income on the interest they earn on their contributions to the Amended Plan in the taxable year in which the interest accrues.  When shares of Company common stock are distributed to participants at the end of the plan year, participants will also recognize taxable income on the difference between the fair market value of the Company common stock on that date and the purchase price participants pay for the shares.  If participants sell shares of Company common stock that they received under the Amended Plan, any gain or loss will be taxed as a capital gain or loss.  Subject to the applicable provisions of the Internal Revenue Code of 1986, as amended, and applicable regulations, the participant’s employer will generally be entitled to a federal income tax deduction in an amount equal to the taxable income that each participant recognizes.  Each participant’s employer will be entitled to this deduction for the taxable year that includes the last day of the taxable year for which a participant recognizes taxable income.

For U.S. income tax purposes, the gross amount of dividends paid to participants who hold shares of Company common stock will be treated as gross dividend income to such holders in the year in which such dividend is received to the extent paid or deemed paid out of the Company’s current or accumulated earnings and profits as calculated for U.S. federal income tax purposes.

           Section 409A

Section 409A of the Internal Revenue Code applies to compensation plans providing deferred compensation to employees and directors, and potentially could apply to the Amended Plan.  Failure to comply with Section 409A, with respect to compensation deferred under the Amended Plan, in the absence of an applicable exemption, could result in current income taxation to the recipient for all amounts deferred as well as the imposition of an additional 20% tax and interest on any under payment of tax.  In general, Section 409A should not apply to the Amended Plan (provided there is no deferral of income beyond the date that is two and one half months after the end of the plan year).

New Plan Benefits under the Amended Plan

Set forth below is a table that shows the cumulative shares purchased in 2007, and the cumulative shares that would have been purchased if the Amended Plan had been in effect in 2007, by named executive officers and directors based upon payroll deductions of those employees, whether such shares were purchased at 100% of the fair market value thereof or 85% of the fair market value thereof, all in accordance with the ESPP.  We cannot determine the benefits or amounts that will be received or allocated in the future under the Amended Plan as provided in this Board proposal since those amounts depend both upon the amount of deductions that a participant elects to make and the price of the stock at the beginning or end of the plan year.  Future shares that may be issued under the Amended Plan to all other participants will depend on whether and to what extent such employee elects to participate in the Amended Plan.  Under the Amended Plan, all participants will purchase shares at 85% of the fair market value thereof.

Name and Position	Dollar Value	Number of Shares of Stock issued in 2007 (under Actual ESPP)	Additional Number of Shares of Stock that would have been issued in 2007 (under Amended Plan)
Alan W. Milinazzo(1) (Chief Executive Officer)	–	–	–
Thomas Hein(1) (Chief Financial Officer)	$48,893	1,158	219
Bradley R. Mason(2) – Vice President of the Company and President of Breg, Inc.	$103,764	2,506	314
Oliver Burckhardt(1) – President, Spine Division	–	–	–
Michael M. Finegan(1) – Vice President of Corporate Development	–	–	–
Timothy M. Adams (former Chief Financial Officer)	–	–	–
All Executive Officers as a Group	$229,204	5,596	771
All Non-Executive Officer Employees as a Group	$4,505,349	113,870	1,398
All Non-Executive Directors as a Group	–	–	–
__________________________

(1)           Shares actually purchased in 2007 for the named executive officer under the ESPP were purchased at 100% of the fair market value of those shares as a result of his status as an officer of Orthofix Inc.  If the Amended Plan were in effect in 2007, shares purchased in 2007 would have been purchased at 85% of the fair market value of those shares, resulting in the issuance of additional shares.
(2)           While Mr. Mason was not an officer or director of Orthofix Inc., he purchased certain shares of Company common stock at 100% of the fair market value due to an administrative error.

The Board of Directors of Orthofix recommends that you vote “FOR” the proposal to adopt the Orthofix International N.V. Amended and Restated Employee Stock Purchase Plan.

PROPOSAL 4: APPROVAL OF AMENDMENT AND RESTATEMENT OF
SECTION 8.3 OF THE ARTICLES OF ASSOCIATION

Our Board of Directors on April 16, 2008 approved and recommended for submission to the shareholders an amendment and restatement of Section 8.3 of the Company’s Articles of Association.  A copy of Section 8.3 of the Articles of Association as it is proposed to be amended and restated is attached as Appendix III to this proxy statement.

Currently, the Articles of Association provide that the Board of Directors may fill vacancies created when a director resigns or is otherwise prevented from or is incapable of acting as a director.  The proposed amendment and restatement would provide that the Board of Directors also has authority to fill Board vacancies until the next general meeting of shareholders in the event that the Board passes a resolution increasing its size in the interim period between shareholder meetings.

The Board believes it is in the best interests of the shareholders to amend the Articles as set forth above.  Currently, the Articles provide that the number of directors shall be determined by the Board.  However, the Articles do not provide the Board with authority to fill vacancies of the Board except when a director resigns or is otherwise prevented from or is incapable of acting as a director.  For example, the Board has increased the size of the Board from nine to ten, effective at this year’s annual general meeting, and nominated Ms. Sainz to fill the newly created vacancy.  However, the Board was not able to appoint Ms. Sainz to serve in the months leading up to this year’s Annual General Meeting because the Articles currently do not provide the Board with authority to fill vacancies created if the Board increases the Board’s size by resolution.

If this amendment is adopted, the Board would have authority to fill Board vacancies created if the Board increases the size of the Board until the next general meeting of shareholders.  The Board believes this amendment will benefit the Company because if a director candidate is identified in the future, the Board will not need to wait until the next general meeting of shareholders for such candidate to be appointed to the Board.  The Board believes that this will enhance the Company’s ability to attract qualified director candidates by expediting the time-frame for allowing new candidates to begin serving on the Board if the size of the Board is ever increased in the future.

The Board of Directors recommends that you vote “FOR” the proposal to amend and restate Section 8.3 of the Articles of Association.

PROPOSAL 5: APPROVAL OF FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2007

Shareholders will be asked to consider, and, if thought fit, approve the balance sheet and income statement at and for the year ended December 31, 2007.

Pursuant to Article 116 of Book 2 Civil Code of the Netherlands Antilles, the Board is required to draw up the Company’s balance sheet and income statement within eight months after the end of the fiscal year and to submit the same to the Annual General Meeting of Shareholders for approval.

A copy of the Company’s balance sheet and income statement at and for the year ended December 31, 2007 is included in our Annual Report, a copy of which accompanies this proxy statement, and in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.  If you would like additional copies of our Annual Report or a copy of our Annual Report on Form 10-K, please contact our Investor Relations department.

The Board of Directors of Orthofix recommends that you vote “FOR” the proposal to approve the balance sheet and income statement at and for the year ended December 31, 2007.

PROPOSAL 6:  RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

We are asking you to ratify the Board’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2008.  The Audit Committee recommended the selection of Ernst & Young LLP to the Board.  Ernst & Young LLP has served as the independent registered public accounting firm of Orthofix since 2002.  They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters.

We do not anticipate that representatives of Ernst & Young LLP will be at the Annual General Meeting.  The work performed by Ernst & Young LLP during 2007 and 2006 and the related fees are set forth below.

The Board recommends that you vote “FOR” ratification of
the selection of Ernst & Young LLP as independent registered public accounting firm for 2008.

Principal Accountant Fees and Services

The following table sets forth by category of service the total fees for services performed by Ernst & Young LLP during the fiscal years ended December 31, 2007 and December 31, 2006:

	2007	2006
Audit Fees	$3,107,000	$2,229,000
Audit-Related Fees	$316,000	$133,000
Tax Fees	$1,061,000	$707,000
All Other Fees	$7,000	$7,000
Total	$4,484,000	$3,076,000

Audit Fees

Audit fees in 2007 and 2006 consisted of the aggregate fees, including expenses, billed in connection with the audit of our annual financial statements, quarterly reviews of the financial information included in our quarterly reports on Form 10-Q, statutory audits of our subsidiaries and services that are normally provided by the independent registered public accounting firm and fees billed for professional services rendered for the audit of management’s assessment of the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

Audit-related fees in 2007 and 2006 consists of the aggregate fees billed for assurance and related services and are not reported under “Audit Fees.”  These fees included fees billed for acquisition-related due diligence services, employee benefit plan audits and accounting consultations.

Tax Fees

Tax fees in 2007 and 2006 consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning.  These fees included fees billed for federal and state tax review and consulting services, tax audit services and other tax consulting services.

All Other Fees

All Other Fees consist of aggregate fees billed for products and services other than the services reported above.  For fiscal years 2007 and 2006, this category included fees related to professional reference materials and publications.

Pre-Approval Policies and Procedures

The Audit Committee approves all audits, audit-related services, tax services and other services provided by Ernst & Young LLP.  Any services provided by Ernst & Young LLP that are not specifically included within the scope of the audit must be either (i) pre-approved by the entire Audit Committee in advance of any engagement or (ii) pre-approved by the Chairman of the Audit Committee pursuant to authority delegated to him by the other independent members of the Audit Committee, in which case the Audit Committee is then informed of his decision.  Under the Sarbanes-Oxley Act of 2002, these pre-approval requirements are waived for non-audit services where (i) the aggregate of all such services is no more than 5% of the total amount paid to the external auditors during the fiscal year in which such services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services and (iii) such services are approved by the Audit Committee prior to the completion of the audit engagement.  In 2007, all fees paid to Ernst & Young LLP for non-audit services were pre-approved.

In making its recommendation to appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, the Audit Committee has considered whether the services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of Orthofix is responsible for providing independent, objective oversight of Orthofix’s accounting functions, internal controls and risk management.  The Audit Committee recommends the selection of the independent registered public accounting firm to the Board.  The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available for review on our website at www.orthofix.com.

Management is responsible for Orthofix’s internal controls and financial reporting process.  The independent registered public accounting firm is responsible for performing an independent audit of Orthofix’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and to issue a report thereon.  Additionally, the independent registered public accounting firm is also responsible for auditing the effectiveness of Orthofix’s internal control over financial reporting.  The Audit Committee’s responsibility is to monitor and oversee these processes.  The Committee relies without independent verification on the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit Committee held fourteen meetings during fiscal 2007.  The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, internal audit and Orthofix’s independent registered public accounting firm, Ernst & Young LLP.  The Committee reviewed management’s assessment of the effectiveness of the design and operation of Orthofix’s disclosure controls over financial reporting.  We discussed with Ernst & Young LLP the overall scope and plans for their audit.  We met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations and their evaluations of Orthofix’s internal controls.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2007 with management and Ernst & Young LLP.  We also discussed with management and Ernst & Young LLP management’s report and the independent registered public accounting firm’s report and attestation on Orthofix’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We also discussed with Ernst & Young LLP, matters required to be discussed with audit committees, including, among other things, matters related to the conduct of the audit of Orthofix’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Ernst & Young LLP also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with them their independence from Orthofix.  When considering Ernst & Young LLP’s independence, we considered whether their provision of services to Orthofix beyond those rendered in connection with their audit of Orthofix’s consolidated financial statements was compatible with maintaining their independence.  We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Ernst & Young LLP.  The Committee has determined that Ernst & Young LLP is independent of Orthofix and its management.

Based upon the review and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that Orthofix’s audited financial statements be included in Orthofix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.  We also recommended the selection of Ernst & Young LLP as Orthofix’s independent registered public accounting firm for 2008 and, based on that recommendation, the Board has selected Ernst & Young LLP as Orthofix’s independent registered public accounting firm for 2008.

The Audit Committee

Jerry C. Benjamin, Chairman
Thomas J. Kester
Kenneth R. Weisshaar

INFORMATION ABOUT SHAREHOLDER PROPOSALS

If you wish to submit a proposal to be included in our 2009 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, we must receive your written proposal on or before       , 2009.  Please address your proposals to:  Raymond C. Kolls, Senior Vice President, General Counsel and Corporate Secretary, Orthofix International N.V., 7 Abraham de Veerstraat, Curaçao, Netherlands Antilles.

Pursuant to Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, as amended, our proxy holders may use discretionary authority to vote with respect to shareholder proposals presented in person at the 2009 Annual General Meeting of Shareholders if the shareholder making the proposal has not notified Orthofix by         , 2009 of its intent to present a proposal at the 2008 Annual General Meeting of Shareholders.

Appendix I

AMENDMENT NO. 1 TO AMENDED AND RESTATED 2004 LONG-TERM INCENTIVE PLAN

The text of the proposed Amendment No. 1 to the Amended and Restated 2004 Long-Term Incentive Plan (the “Amendment”) is set forth below.  The Amendment amends the plan as follows:

1.	In Section 5(a)(i), the phrase “3,100,000 shares” is substituted for the phrase “2,800,000 shares”.

2.	Section 5(c)(i) is deleted in its entirety and replaced with the following:

“the maximum number of Common Shares that, in the aggregate, may be subject to Restricted Share Units payable in Common Shares, Performance Share Units payable in Common Shares, Restricted Stock, and Other Awards payable in Common Shares shall equal 400,000 shares; provided, however, that following the date of the approval of this proviso by the shareholders of the Company, in no event shall the number of Common Shares that may thereafter be awarded as Restricted Share Units payable in Common Share, Performance Share Units payable in Common Shares, Restricted Stock, and Other Awards payable in Common Shares exceed 100,000 shares (but, for the avoidance of doubt, nothing in this proviso shall in any way affect or limit the number of Restricted Share Units payable in Common Shares, Performance Share Units payable in Common Shares, Restricted Stock, and Other Awards payable in Common Shares granted prior to such date, all of which may and shall remain outstanding in accordance with their terms, in addition to the 100,000 shares of such Awards that may be awarded hereby);”

3.	In Section 6(h)(ii), the number “5,000” is substituted for the number “3,000”.

Appendix II

Orthofix ~~Inc.~~International N.V.
AMENDED AND RESTATED
~~EMPLOYEE~~ STOCK PURCHASE PLAN

The Orthofix Inc. Employee Stock Purchase Plan ~~has been adopted by Orthofix Inc. effective as of August 21, 1995 and~~ is hereby amended, restated and renamed the “Orthofix International N.V. ~~has authorized its shares to be issued, and agreed to issue such shares, pursuant to the Plan.  The Plan is essentially a continuation of the American Medical Electronics, Inc. Employee Stock Purchase Plan, as amended (the "AME Plan").  As of August 21, 1995, the account balance of each Participant's payroll deduction contribution account, with interest thereon, under the AME Plan will be deemed to be the Participant's account balance under this Plan.~~ Amended and Restated Stock Purchase Plan,” and adopted by the Company, effective as of the Effective Date.

1.	~~1.~~	Purpose

The purpose of the ~~Employee Stock Purchase~~ Plan is to encourage eligible employees and directors to become owners of common stock of Orthofix International N.V., thereby giving them a greater interest in the growth and success of its ~~and the Company’s~~ business.

2.	~~2.~~	Definitions

The following definitions are used throughout the Plan:

(a)           ~~(a)~~           “Board of Directors” means the Board of Directors of the Company.

(b)            “Code” means the Internal Revenue Code of 1986, as amended.

(c)           ~~(b)~~            “Committee” means the Compensation Committee of the Board of Directors. If, at any time, there is no acting Compensation Committee of the Board of Directors, the term “Committee” shall mean the Board of Directors.

(d)           ~~(c)~~            “Company” means ~~Orthofix Inc., a Minnesota corporation, which is a subsidiary of~~ Orthofix International N.V., or any successor to substantially all of its business.

(e)           “Director” means a member of the Board of Directors who is not also an employee of the Company or of a Subsidiary and is not an Employee for purposes of this Plan.

(f)           “Effective Date” means the date determined in accordance with Section 11.

(g)           ~~(d)~~           “Employee” means a full-time or part-time employee of the Company or of a Subsidiary that has been designated as a participating employer under the Plan.  Notwithstanding the foregoing, unless otherwise prohibited by the laws of the local jurisdiction, “Employee” shall not mean a temporary employee.

~~(e)           “~~Fair Market Value~~” means the value of a share of Orthofix Stock as of any date, determined as follows:  (i) if the Orthofix Stock is listed on a national securities exchange or if last sale prices are reported for the Orthofix Stock as of such date, the closing price of the Orthofix Stock as reported on such date;  (ii) if the Orthofix Stock is not listed on a national securities exchange and last sale prices are not reported for the Orthofix Stock, but the Orthofix Stock is traded~~
(h)           “Fair Market Value” means, as of any date that requires the determination of the Fair Market Value of Orthofix Stock under this Plan, the value of a share of Orthofix Stock on such date of determination, calculated as follows:

(i)           If shares of Orthofix Stock are then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on such date on such Nasdaq market system or principal stock exchange on which the share is then listed or admitted to trading, or, if no closing sale price is quoted on such day, then the Fair Market Value shall be the closing sale price of the share on such Nasdaq market system or such exchange on the next preceding day on which a closing sale price is reported;

(ii)            If shares of Orthofix Stock are not then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the share in the over-the-counter market~~, the mean between the closing bid and asked prices of the Orthofix Stock on such date; or  (iii) if there is no generally recognized market for the Orthofix Stock as of such date, the fair market value of the Orthofix Stock as determined in good faith by the Board of Directors.~~ on such date, or, if no closing bid and asked prices are reported on such day, then the Fair Market Value shall be the average of the closing bid and asked prices of the share in the over-the-counter market on the next preceding day on which closing bid and asked prices are reported; or

(iii)            If neither (i) nor (ii) is applicable as of such date, then the Fair Market Value shall be determined by the Committee in good faith using any reasonable method of evaluation, which determination shall be conclusive and binding on all interested parties.

(i)            ~~(f)~~           “Orthofix Stock” means the Common Stock of the Company, $.10 par value~~, of Orthofix International N.V~~.  Unless the context indicates otherwise, the ~~term~~terms “share” or “shares” shall refer to a share or shares of Orthofix Stock.

(j)            ~~(g)~~           “Participant” means an Employee or Director who elects to participate in the Plan.

(k)           ~~(h)~~           “Plan” means the Orthofix ~~Inc. Employee~~International N.V. Amended and Restated Stock Purchase Plan, as further amended from time to time.

~~(i)           “~~Plan Year~~” means the period with respect to which the Plan is administered, which, prior to December 31, 2007, is~~
(l)           “Plan Year” means the 12-month period beginning on ~~July 1 and ending on June 30 and which, on and after January 1, 2008, shall be the 12-month period beginning on January 1 and ending on December 31;~~ provided, however~~, that there shall be a short Plan Year beginning on July 1, 2007 and ending on December 31, 2007.~~

~~(j)            “~~Subsidiary~~” means any corporation (other than Orthofix International N.V.) in an unbroken chain of corporations beginning with Orthofix International N.V. if each of the corporations, other than the last corporation, in the unbroken chain owns stock possessing 50% of more of the total combined voting power of all classes of stock of one of the other corporations in such chain.~~January 1 and ending on December 31.
(m)           “Subsidiary” means (i) a domestic or foreign corporation, limited liability company, partnership or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such entity’s board of directors or analogous governing body or (ii) any other domestic or foreign corporation, limited liability company, partnership or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

3.	Shares Subject to the Plan

(a)           The total number of shares of Orthofix Stock reserved and available for issuance pursuant to the Plan shall not exceed 950,000 shares.  The shares of Orthofix Stock purchasable pursuant to the Plan may be authorized but previously unissued shares of Orthofix Stock or shares of Orthofix Stock held in treasury or purchased in the open market or in privately negotiated transactions. The Company shall bear all costs in connection with issuance or transfer of any shares and all commissions, fees and other charges incurred in purchasing shares for distribution pursuant to the Plan.

(b)           A Participant shall have no rights as a shareholder with respect to shares of Orthofix Stock purchasable pursuant to the Plan until the date the Participant or his nominee becomes the holder of record of such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to such date.

(c)           If the Committee determines that the total number of shares of Orthofix Stock to be purchased pursuant to the Plan on any particular date exceeds the number of shares then available for issuance under the Plan, the Committee shall make a pro rata allocation of the available shares on a uniform and non-discriminatory basis, and the payroll and other deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Orthofix Stock pro-rated to such individual, shall be refunded pursuant to Section 6.

4.	~~3.~~	Eligibility

Each Employee and Director (subject to Section 5(b) hereof) shall be eligible to participate in the Plan on the first day of any Plan Year, provided that he or she is actively employed or is a Director of the Company on such day.

5.	~~4.~~	Participation

(a)           ~~(a)~~           An eligible Employee shall become a Participant for any Plan Year by electing to contribute to the Plan, through payroll deductions, either a fixed amount or a percentage of his or her compensation for the Plan Year; provided, however, that such fixed amount or percentage shall not be less than 1% nor more than 25% (or such other percentage as the Committee may determine) of his or her compensation for the Plan Year.  For purposes of the Plan, an Employee’s compensation shall mean (i) for non-commissioned employees, his or her regular salary or straight-time wages, overtime, bonuses, and all other forms of compensation, excluding any car allowance or relocation expense reimbursements; and (ii) for commissioned employees, his or her commissions, guaranteed payments, overtime, bonuses, and all other forms of compensation, excluding any car allowance or relocation expense reimbursements.  An Employee’s election to participate in the Plan for any Plan Year shall be ~~in writing~~made prior to the beginning of such Plan Year on an authorized form and shall be made in accordance with procedures established by the Committee from time to time.  ~~A Participant must complete a new election with respect to each Plan Year in order to participate in the Plan for such Plan Year.~~

(b)           An eligible Director shall become a Participant for any Plan Year by electing to contribute to the Plan, through a deduction of his or her annual director or other compensation paid in cash, either a fixed amount or a percentage of  such director compensation for the Plan Year.  A Director’s election to participate in the Plan for any Plan Year shall be made prior to the beginning of such Plan Year or, if later, within 30 days after the date on which such individual first becomes an eligible Director, on an authorized form and shall be made in accordance with procedures established by the Committee from time to time.  Notwithstanding the foregoing, a Director’s election to participate in the Plan for the Plan Year in which he or she first becomes eligible to participate may be made within 30 days after the date on which such individual first becomes eligible to participate; provided, however, such election shall apply only to an amount of his or her annual or other director compensation paid in cash for such Plan Year equal to the total amount of the Director’s annual or other compensation paid in cash for such Plan Year multiplied by the ratio of the number of days remaining in the Plan Year after such election is made over the total number of days in the Plan Year for which such Director receives annual director or other compensation.

(c)           A Participant must complete a new election with respect to each Plan Year in order to participate in the Plan for such Plan Year.

(d)           ~~(b)~~ Participant contributions ~~to~~(i) in the ~~Plan~~case of Employees, shall be deposited as soon as practicable ~~in a~~following each payday, and (ii) in the case of Directors, shall be deposited as soon as practicable following the Company’s deduction of all or a portion of the Director’s annual or other compensation, each in one or more separate interest-bearing ~~account or~~ accounts at a bank or other financial institution.  Each such account shall be maintained ~~by the Company~~ in the name of the Plan for the benefit of Participants, and the balance of each such account shall remain the property of the Participants until transferred to the Company ~~or Orthofix International N.V.~~ pursuant to Section ~~5.~~6.  After the close of each Plan Year, the balance of the account will be transferred to the Company ~~or Orthofix International N.V.~~ to purchase Orthofix Stock for distribution to Participants and to pay cash in lieu of fractional shares as provided in Section ~~5.~~6.

(e)           ~~(c)           Except as hereafter provided, a Participant may not modify, revoke or suspend contributions to the Plan for any Plan Year after the first day of the Plan Year. A Participant may, however, withdraw his or her contributions for a Plan Year by giving written~~A Participant may elect to withdraw from the Plan by providing notice to the Committee before the last day of the Plan Year.  ~~A Participant who elects to withdraw from the Plan~~Upon withdrawal from the Plan, all payroll and other deductions under the Plan shall immediately cease, and a Participant shall receive, in lieu of any other benefits under the Plan, the following: (i) a refund of his or her contributions as soon as practicable following the date of withdrawal from the Plan, and in any event no later than the date that is two and one-half months following the last day of the Plan Year in which such Participant withdrew from the Plan, and (ii) a refund of the interest accrued through the date of payment at the rate in effect at the bank or other financial institution holding Participant contributions, which refund of accrued interest shall be paid immediately following the end of the Plan Year in which such Participant withdrew from the Plan, and in any event no later than the date that is two and one-half months following the last day of such Plan Year.

(f)           ~~(d)~~           An Employee’s participation in the Plan shall terminate upon his or her termination of employment ~~or death~~.  An Employee’s participation in the Plan shall, unless otherwise required by applicable law, terminate upon his or her leave of absence or absence from active employment for any other reason only if such Employee does not continue to make contributions to the Plan during such leave in accordance with procedures established by the Committee.  An Employee whose participation ~~terminates before the last day of the Plan Year shall be entitled only to a refund of his or her contributions plus interest determined in the same manner as if he or she had given written notice of withdrawal pursuant to subsection (c) as of the date he or she ceases to be a Participant.~~in the Plan has terminated pursuant to this Section 5(f) shall be deemed to have withdrawn from the Plan for purposes of this Section 5.

(g)           A Director’s participation in the Plan shall terminate if, during any Plan Year, such Director ceases to be a member of the Board of Directors for any reason.  A Director whose participation in the Plan has terminated pursuant to this Section 5(g) shall be deemed to have withdrawn from the Plan for purposes of this Section 5.

(h)           ~~(e)~~           A Participant who withdraws his or her contributions or otherwise ceases participation before the last day of the Plan Year may again participate in the Plan for any subsequent Plan Year, provided he or she satisfies the eligibility requirements of Section ~~3~~4 and makes a timely election to contribute for such Plan Year.

(i)           If any law, rule, or regulation applicable to an eligible Employee or Director prohibits the use of payroll or other deductions for purposes of the Plan, or if such deductions impair or hinder the operation of the Plan or affect the composition of the Board of Directors or any committee thereof, an alternative method of payment approved by the Committee may be substituted for such eligible Employee or Director, as applicable; provided, however, that if any law, rule or regulation relating to a Director participating in the Plan, in the sole discretion of the Board of Directors, would affect the composition of the Board of Directors or any committee thereof, the Board of Directors may terminate such Director’s participation in the Plan.

6.	~~5.~~	Distribution of Common Stock

(a)           ~~(a)~~           As soon as practicable following the last day of each Plan Year, but in any event no later than the date that is two and one-half months following the last day of such Plan Year, the Committee shall distribute to each Employee and Director who was a Participant for the entire Plan Year (or, in the event of the death of an Employee or Director prior to such distribution, to the Employee’s or Director’s beneficiary, as applicable) a certificate or certificates representing the number of whole shares of Orthofix Stock determined by dividing (i) the amount of the ~~Employee~~Participant’s contributions for the Plan Year plus interest on such contributions through the end of the Plan Year by (ii) ~~with respect to each Employee who is an officer or director of the Company or who is a beneficial owner of 10% or more of any class of equity security of Orthofix International N.V. registered under Section 12 of the Securities Exchange Act of 1934 as amended (as such terms are defined under such Act and the rules and regulations promulgated thereunder), the Fair Market Value of the Orthofix Stock on the first day of the Plan Year, and with respect to any other Employee,~~ 85% of the Fair Market Value of the Orthofix Stock on the first day of the Plan Year~~. If~~ or, if lower, on the ~~first~~last day of the Plan Year ~~is not a business day, the Fair Market Value of the Orthofix Stock shall be determined as of the nearest preceding business day~~. Cash in the amount of any fractional share shall be paid to the Participant by check as soon as practicable following the last day of each Plan Year, but in any event, no later than the date that is two and one-half months following the last day of such Plan Year.

~~(b)           The shares of Orthofix Stock distributed to Participants pursuant to the Plan may be authorized but previously unissued shares of Orthofix Stock or share of Orthofix Stock held in Orthofix International N.V.’s treasury, or may be purchased by the Company or Orthofix International N.V in the open market or in privately negotiated transactions. The Company or Orthofix International N.V. shall bear all costs in connection with issuance or transfer of any shares and all commissions, fees and other charges incurred in purchasing shares for distribution pursuant to the Plan.~~

(b)           ~~(c)~~           The Committee may, in its discretion, require a Participant to pay to the Company or its Subsidiary, as appropriate, prior to the distribution of the Orthofix Stock, the amount that the Committee deems necessary to satisfy the Company’s obligation to withhold ~~federal, state or local income or other taxes~~applicable taxes, at the minimum statutory rate, that the Participant incurs as a result of the Participant’s participation in the Plan. To satisfy the minimum statutory tax withholding requirements, a Participant may (i) deliver to the Company or its Subsidiary, as appropriate, sufficient shares of Orthofix Stock (based upon the Fair Market Value of the Orthofix Stock at the date of withholding) to satisfy the Company’s tax withholding obligations, (ii) deliver sufficient cash to the Company or its Subsidiary, as appropriate, to satisfy ~~its~~ tax withholding obligations, or (iii) irrevocably elect for the Company or its Subsidiary, as appropriate, to withhold from the shares of Orthofix Stock to be distributed to the Participant the number of shares necessary (based upon the Fair Market Value of the Orthofix Stock at the date of withholding) to satisfy the Company’s tax withholding obligations.  In the event the Committee subsequently determines that the aggregate Fair Market Value (on the date of withholding) of shares of Orthofix Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then the Participant shall pay to the Company, or its Subsidiary, as appropriate, immediately upon the Committee’s request, the amount of that deficiency.  The Company or its Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with the Plan) any applicable taxes required to be withheld with respect to such payments.

7.	~~6.~~	Administration of the Plan

(a)           The Committee shall administer the Plan and shall keep a written record of its ~~action~~actions and proceedings regarding the Plan and all dates, records and documents relating to its administration of the Plan. The Committee is authorized to interpret the Plan, to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, to make all other determinations necessary or advisable for the administration of the Plan and to correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Committee deems desirable to carry the Plan into effect. The powers and duties of the Committee shall include, without limitation, the following:

(i)             ~~(a)~~           Determining the amount of benefits payable to Participants and authorizing and directing the Company with respect to the payment of benefits under the Plan;

(ii)            ~~(b)~~           Construing and interpreting the Plan in its sole discretion whenever necessary to carry out its intention and purpose and making and publishing such rules for the regulation of the Plan as are not inconsistent with the terms of the Plan; ~~and~~

(iii)           ~~(c)~~           Compiling and maintaining all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan~~.~~; and

(iv)           Administering the Plan as necessary to take account of tax, securities law and other regulatory requirements of foreign jurisdictions.

(b)           Any action taken or determination made by the Committee shall, except as otherwise provided in Section ~~7~~8 below, be conclusive on all parties. No member of the Committee shall vote on any matter relating specifically to such member. In the event that a majority of the members of the Committee would be specifically affected by any action proposed to be taken (as opposed to being affected in the same manner as each other Participant in the Plan), such action shall be taken by the Board of Directors.

(c)           The Committee may designate one or more of its members or the Chief Executive Officer or the Chief Financial Officer to carry out its responsibilities under such conditions or limitations as it may set, except that the Committee may not delegate its authority with regard to participation in the Plan by eligible Directors or by eligible Employees who are officers for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended.

(d)           No member of the Board of Directors or the Committee, the Chief Executive Officer, the Chief Financial Officer, or any other officer or employee of the Company or any of its Subsidiaries to whom any duties or responsibilities are delegated hereunder shall be liable for any action or determination made in connection with the operation, administration or interpretation of the Plan, and the Company shall indemnify, defend and hold harmless each such person from any liability arising from or in connection with the Plan, except where such liability results directly from such person’s fraud, willful misconduct or failure to act in good faith. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other person the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

(e)           Anything in the Plan to the contrary notwithstanding, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board of Directors.

8.	~~7.~~	Claims Procedure

(a)           ~~(a)~~           If a Participant does not receive the timely payment of the benefits which the Participant believes are due under the Plan, the Participant may make a claim for benefits in the manner hereinafter provided.

All claims for benefits under the Plan shall be made in writing and shall be signed by the Participant. Claims shall be submitted to the Committee, or to a representative designated by the Committee. If the Participant does not furnish sufficient information with the claim for the Committee to determine the validity of the claim the Committee shall indicate to the Participant any additional information which is necessary for the Committee to determine the validity of the claim.

Each claim hereunder shall be acted on and approved or disapproved by the Committee within 90 days following the receipt by the Committee of the information necessary to process the claim.

In the event the Committee denies a claim for benefits in whole or in part, the Committee shall notify the Participant in writing of the denial of the claim and notify the Participant of his or her right to a review of the Committee’s decision. Such notice by the Committee shall also set forth, in a manner calculated to be understood by the Participant, the specific reason for such denial, the specific provisions of the Plan on which the denial is based and a description of any additional material or information necessary to perfect the claim with an explanation of the Plan’s appeals procedure as set forth in this Section.

If no action is taken by the Committee on a Participant’s claim within 90 days after receipt by the Committee, such claim shall be deemed to be denied for purposes of the following appeals procedure.

(b)           ~~(b)~~           Any Participant whose claim for benefits is denied in whole or in part may appeal for a review of the decision by the full Committee. Such appeal must be made within three months after the Participant has received actual or constructive notice of the denial as provided above.  An appeal must be submitted in writing within such period and must:

(i)              ~~(i)~~           request a review by the full Committee of the claim for benefits under the Plan;

(ii)            ~~(ii)~~           set forth all of the grounds upon which the Participant’s request for review is based and any facts in support thereof; and

(iii)           ~~(iii)~~           set forth any issues or comments which the Participant deems pertinent to the appeal.

The Committee shall regularly review appeals by Participants. The Committee shall act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing, in which case a decision shall be rendered by the Committee as soon as possible but not later than 120 days after the appeal is received by the Committee.

The Committee shall make a full and fair review of each appeal and any written materials submitted by the Participant in connection therewith. The Committee may require the Participant to submit such additional facts, documents or other evidence as the Committee in its discretion deems necessary or advisable in making its review. The Participant shall be given the opportunity to review pertinent documents or materials upon submission of a written request to the Committee, provided the Committee finds the requested documents or materials are pertinent to the appeal.

On the basis of its review, the Committee shall make an independent determination of the Participant’s eligibility for benefits under the Plan.  The decision of the Committee on any claim for benefits shall be final and conclusive upon all parties thereto.

In the event the Committee denies an appeal in whole or in part, the Committee shall give written notice of the decision to the Participant, which notice shall set forth, in a manner calculated to be understood by the Participant, the specific reasons for such denial and which shall make specific reference to the pertinent provisions of the Plan on which the Committee’s decision is based.

~~8.~~             Miscellaneous

~~(a)           Nothing in the Plan shall confer upon a Participant the right to continue in the employ of the Company or a Subsidiary or shall limit or restrict the right of the Company or a Subsidiary or shall limit or restrict the right of the Company or a Subsidiary to terminate the employment of a Participant at any time with or without cause.~~

~~(b)           No right or benefit under the Plan shall be subject to anticipation, alienation, sale assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge such right or benefit shall be void.  No such right or benefit shall in any manner be liable for or subject to the debts, liabilities or torts of a Participant.~~

9.	Amendment and Termination

(a)           ~~(c)~~           The Plan may be amended or terminated by the Board of Directors at any time, provided that no such action shall have the effect of decreasing a Participant’s accrued benefits as of the effective date of such action. Upon termination of the Plan, each Participant shall receive a refund of his or her contributions for the Plan Year plus interest accrued through the date of termination.

(b)           Without shareholder consent and without regard to whether any Participant rights may be considered to have been “decreased,” the Committee shall be entitled to establish the exchange ratio applicable to payroll and other deductions, in a currency other than United States Dollars, permit payroll and other deductions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed payroll and other deduction elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares of Orthofix Stock for each Participant properly correspond with amounts deducted from the Participant’s compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

10.	Beneficiary Designation

A Participant may file a written designation of a beneficiary who is to receive any Orthofix Stock or cash under the Plan in the event of such Participant’s death prior to delivery to such Participant of such Orthofix Stock or cash.   If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective to the extent required by applicable law.  Such beneficiary designation may be changed by the Participant at any time by written notice to the Committee.  All beneficiary designations shall be made in such form and manner as the Committee may prescribe from time to time.

~~(d)           All federal, state and local income and employment taxes required to be withheld by the Company or any Subsidiary as a result of an Employee’s participation in the Plan shall be deducted and withheld from the Employee’s compensation without reducing his or her contributions to the Plan.~~
11.	Effective Date

The Plan, as amended and restated herein, shall become effective on the first day of the Plan Year following the date it is approved by the shareholders of the Company; provided, however, that the shares available for issuance in Section 3(a) hereof shall be available for issuance on and after the date the Plan, as amended and restated herein, is approved by the shareholders of the Company.  Notwithstanding the foregoing, if the Plan is not approved by the shareholders upon submission to them for approval, the Plan shall be void ab initio and of no further force and effect.

12.	Participants in Non-U.S. Jurisdictions

(a)           To the extent that Participants are domiciled or resident outside of the U.S. or are domiciled or resident in the U.S. but are subject to the tax laws of a jurisdiction outside of the U.S., the Committee shall have the authority and discretion to adopt such modifications and procedures as it shall deem necessary or desirable to comply with the provisions of the laws of such non-U.S. jurisdictions in order to assure the viability of the benefits paid to such Participants.  The authority granted under the previous sentence shall include the discretion for the Committee to adopt, on behalf of the Company, one or more sub-plans applicable to separate classes of eligible Employees and Directors who are subject to the laws of jurisdictions outside of the U.S.

(b)           Notwithstanding any other provision of the Plan to the contrary, to the extent the Company is required to comply with the EU Prospectus Directive in any jurisdiction with respect to awards made to eligible Employees or Directors in such jurisdiction, the Committee may suspend the right of all eligible Employees and Directors in such jurisdiction to participate in the Plan.

13.	Miscellaneous

(a)           Nothing in the Plan shall confer upon a Participant the right to continue in the employ or continue to be a Director of the Company or a Subsidiary or shall limit or restrict the right of the Company or a Subsidiary to terminate the employment of a Participant at any time with or without cause.

(b)           No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge such right or benefit shall be void.  No such right or benefit shall in any manner be liable for or subject to the debts, liabilities or torts of a Participant.

(c)           ~~(e)            The~~ Neither the Company ~~and Orthofix International N.V.~~nor any Subsidiary shall be under ~~no~~any obligation to issue or deliver certificates for shares of Orthofix Stock pursuant to the Plan if such issuance or delivery would, in the opinion of the Committee, cause the Company to violate any provision of ~~federal or state securities law or state corporation~~applicable law.  The Company and ~~Orthofix International N.V.~~its subsidiaries will use their best efforts to comply with applicable ~~provisions of such~~ laws but will not be liable for any failure to comply.

(d)           ~~(f)~~             If any provision in the Plan is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.~~,~~

(e)           ~~(g)~~           The Plan shall be construed and governed in accordance with the law of the State of ~~Texas.~~ New York and without giving effect to principles of conflicts of laws.

(f)            All notices or other communications by a Participant to the Committee, the Company, or any Subsidiary under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Committee at the location, or by the person, designated by the Committee for the receipt thereof.

(g)           Notwithstanding anything to the contrary contained in the Plan, notices and other elections under this Plan may be delivered or made electronically, in the discretion of the Committee. In addition, in the discretion of the Committee, shares otherwise deliverable under the Plan may be delivered or otherwise evidenced through book entry or other electronic format without the need to deliver an actual share certificate; provided, however, an actual share certificate shall be delivered if requested by the Participant.

(h)           The Board of Directors or the Committee may extend or terminate the benefits of the Plan to any Subsidiary at any time without the approval of the shareholders of the Company.

(i)            The proceeds received by the Company from the sale of Orthofix Stock pursuant to the Plan shall be used for general corporate purposes.

(j)           No shares of Orthofix Stock may be issued under this Plan unless the issuance of such shares has been registered under the Securities Act of 1933, as amended, and qualified under applicable state “blue sky” laws and any applicable non-U.S. securities laws, or the Company has determined that an exemption from registration and from qualification under such state “blue sky” laws and applicable non-U.S. securities laws is available. The Committee may require each Participant purchasing shares under the Plan to represent to and agree with the Company in writing that such eligible Employee or Director, as applicable, is acquiring the shares for investment purposes and not with a view to the distribution thereof. All certificates for shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the shares are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.	Compliance with Code Section 409A

The Plan and any options granted hereunder are intended to meet the short term deferral exemption from Code Section 409A and shall be interpreted and construed consistent with this intent.  Notwithstanding any provision of the Plan to the contrary, in the event that the Board of Directors determines that the Plan or any option granted hereunder may be subject to Code Section 409A, the Board of Directors may, without the consent of Participants, including the affected Participant, adopt such amendments to the Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board of Directors determines are necessary or appropriate to (i) exempt the Plan or any option granted hereunder from Code Section 409A or (ii) comply with the requirements of Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.  Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith.

Appendix III

AMENDMENT AND RESTATEMENT OF SECTION 8.3 OF THE ARTICLES OF ASSOCIATION

A copy of Section 8.3 of the proposed amendment and restatement of Section 8.3 of the Articles of Association is set forth below.  As Section 8.3 has been restated in its entirety, specific changes have not been highlighted.

8.3
The number of persons constituting the whole Board of Directors shall be determined by a resolution of a majority of the Board of Directors, but in no event shall the number of directors be less than six or more than fifteen. Save as set out in article 8.5, the directors shall be elected at a General Meeting of Shareholders by a plurality of votes cast, in person or by proxy, by the shareholders. Directors may be removed or suspended at any time by the General Meeting of Shareholders. At any General Meeting of Shareholders at which action is taken to remove a director, the shareholders may by a plurality of votes cast, in person or by proxy, appoint one or more persons to fill any vacancy or vacancies created by such action. At any meeting of the Board of Directors at which action is taken to increase the number of persons constituting the whole Board of Directors, a resolution of a majority of the Board of Directors may appoint one or more persons to fill any vacancy or vacancies created by such action until the next General Meeting of Shareholders.

[FORM OF PROXY CARD]

[FORM OF FACE OF PROXY CARD]
ORTHOFIX INTERNATIONAL N.V.

This Proxy is Solicited on Behalf of the Board of Directors of
Orthofix International N.V.

The undersigned hereby appoints Mr. Alan W. Milinazzo, Mr. Thomas Hein and Mr. Raymond C. Kolls and each of them, with the power of substitution attorneys, proxies of the undersigned to vote the number of Orthofix shares the undersigned would be entitled to vote if personally present at the annual general meeting of shareholders of Orthofix International N.V. (“Orthofix”), in Curacao, Netherlands Antilles, at 11:00 a.m., local time, on June 19, 2008 and at any adjournments thereof, for the transaction of such business as may come before the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3, 4, 5 and 6.

This proxy when properly executed will be voted in the manner directed by the undersigned. If no instructions are given, this proxy will be voted FOR proposals 1, 2, 3, 4, 5 and 6.

(continued and to be dated and signed on the reverse side.)

COMMENTS/ADDRESS CHANGE: PLEASE
MARK COMMENT/ADDRESS BOX ON REVERSE SIDE
ORTHOFIX INTERNATIONAL N.V.
[ ]
[ ]

[FORM OF REVERSE OF PROXY CARD]

					FOR	AGAINST	ABSTAIN
☐	Sign, Date and Return	☐		2.	Proposal to approve ☐	☐	☐
	the Proxy Card	Votes must be			amendment of the
	Promptly Using	indicated			Amended and Restated
	the Enclosed Envelope	(x) in Black or Blue			2004 Long-Term
Incentive Plan

1.	Election of the following persons to the:			3.	Proposal to approve ☐	☐	☐
	Board of Directors				Amended and Restated
Stock Purchase Plan

	FOR ALL	WITHHOLD
	NOMINEES ☐	AUTHORITY ☐	EXCEPTIONS ☐	4.	Proposal to approve ☐	☐	☐
Amendment and restatement of Section 8.3 of the Articles of Assocation

	Nominees:	James F. Gero, Peter J. Hewett, Jerry C. Benjamin,		5.	Proposal to approve the ☐	☐	☐
	Charles W. Federico, Dr. Guy J. Jordan, Thomas J.				balance sheet and
	Kester, Alan W. Milinazzo, Maria Sainz, Dr. Walter				income statement at and
	P. von Wartburg and Kenneth R. Weisshaar.				for the year ended
December 31, 2007

	(INSTRUCTIONS: To withhold authority to vote for any			6.	Proposal to ratify the ☐	☐	☐
	individual nominee, mark the “Exceptions” box and write that				selection of Ernst &
	nominee’s name in the space provided below).				Young as the independent
registered public
	*Exceptions				accounting firm for
Orthofix and its subsidiaries
for the fiscal year ending
December 31, 2008.

PLEASE CHECK BOX IF YOU
INTEND TO BE PRESENT AT
MEETING.

COMMENT/ADDRESS CHANGE
Please mark this box if you
have written
comment/address change on
the reverse side

SCAN LINE

IMPORTANT: Please date this proxy and sign
exactly as your name appears hereon. Executors,
administrators, trustees, guardians and officers
signing in a representative capacity should give
full title. If Orthofix shares are held in more
than one capacity, this proxy will be deemed to
vote all Orthofix shares held in all capacities.

Date Share Owner sign here Co-Owner sign here